UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12
Ambarella, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

AMBARELLA, INC.

3001 TASMAN DRIVE

SANTA CLARA, CA 95054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 26, 2026

Dear Shareholder:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Ambarella, Inc., a Cayman Islands company, will be held on Friday, June 26, 2026, at 9:00 a.m. Pacific Time at 3001 Tasman Drive, Santa Clara, CA 95054. The agenda for the meeting is as follows:

MEETING AGENDA

Proposal No.	Proposal	Board Vote Recommendation
1	to elect the Board’s three nominees for Class II director, Gregory M. Bryant, D. Jeffrey Richardson and Elizabeth M. Schwarting, to hold office until the 2029 Annual Meeting of Shareholders	For each Ambarella director nominee

2	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Ambarella, Inc. for the fiscal year ending January 31, 2027	For

3	to approve, on an advisory basis, executive compensation	For

4	to approve an amendment and restatement of the Ambarella, Inc. 2021 Equity Incentive Plan	For

These items of business are more fully described in the Proxy Statement, which is available at www.edocumentview.com/AMBA. This notice, the Notice of Internet Availability, the Proxy Statement, the 2026 Annual Report, and the form of proxy are being made available to shareholders on or about May 15, 2026. We are providing access to our proxy materials over the Internet under the rules and regulations adopted by the U.S. Securities and Exchange Commission.

The record date for the Annual Meeting is May 5, 2026. Only shareholders of record at the close of business on that date may vote at the meeting or any adjournment thereof. We are not aware of any other business to come before the Annual Meeting. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these voting options. The Proxy Statement explains proxy voting and the matters to be voted on in more detail. We look forward to your attendance at the Annual Meeting.

By Order of the Board of Directors

Michael Morehead

General Counsel and Secretary

Santa Clara, California

May 15, 2026

You are cordially invited to attend the meeting in person. Your vote is important. Whether or not you expect to attend the meeting, please vote your shares as instructed in the Notice of Internet Availability, which is being mailed to you on May 15, 2026, as promptly as possible to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

-i-

-ii-

Ambarella, Inc.

3001 Tasman Drive

Santa Clara, CA 95054

PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING VOTING AND SOLICITATION

In connection with the solicitation of proxies by the Board of Directors of Ambarella, Inc., a Cayman Islands company (the “Board”), and pursuant to the rules and regulations adopted by the U.S. Securities and Exchange Commission, we are furnishing our proxy materials to shareholders for use at our 2026 Annual Meeting of Shareholders (the “Annual Meeting”), and any adjournments or postponements thereof. The Annual Meeting will be held on June 26, 2026, at 9:00 a.m. Pacific Time at our offices located at 3001 Tasman Drive, Santa Clara, CA 95054.

We have mailed the Notice of Internet Availability to all shareholders and beneficial owners of record as of the record date, May 5, 2026. All shareholders will have the ability to access the proxy materials via the Internet, including this Proxy Statement and our 2026 Annual Report to Shareholders for the fiscal year ended January 31, 2026. The Notice of Internet Availability includes information on how to access the proxy materials, how to submit your vote over the Internet or by phone or how to request a paper copy of the proxy materials. This Proxy Statement and our 2026 Annual Report to Shareholders are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA.

References to “the Company,” “Ambarella,” “we,” “us” or “our” throughout this Proxy Statement mean Ambarella, Inc.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Notice of Internet Availability

Instead of mailing a paper copy of our proxy materials, we have provided access to our proxy materials over the Internet, which are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA. In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, the Notice of Internet Availability has been sent to our shareholders of record and beneficial owners as of the record date, May 5, 2026. The Notice of Internet Availability includes information on how to access the proxy materials, how to submit your vote via the Internet and how to request a paper copy of the proxy materials. By accessing the proxy materials on the Internet or choosing to receive your future proxy materials by email, you will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meeting of shareholders on the environment.

Appointment of Proxy Holders

The Board asks you to appoint Feng-Ming (Fermi) Wang, John A. Young and Michael Morehead as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by voting your shares by proxy, as instructed in the Notice of Internet Availability.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board.

Unless you otherwise indicate, you also authorize your proxy holders to vote your shares on any matters not known by the Board at the time this Proxy Statement was made available to shareholders and which may be properly presented for action at the Annual Meeting.

Who Can Vote

Only shareholders of record at the close of business on May 5, 2026 will be entitled to vote at the Annual Meeting. On this record date, there were 43,861,484 ordinary shares outstanding and entitled to vote. Each holder of ordinary shares is entitled to one vote for each share held as of May 5, 2026. There is no cumulative voting in the election of directors.

Shareholder of Record: Shares Registered in Your Name

If on May 5, 2026, your shares were registered directly in your name with Ambarella’s transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy over the Internet, by telephone, or by mail as instructed in the Notice of Internet Availability to ensure your vote is counted if you later decide not to attend the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on May 5, 2026, your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Proxy Statement is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How You Can Vote

You may either vote “For” the nominees for Class II Director or you may “Withhold” your vote for the nominees. For proposals 2, 3 and 4, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy over the Internet, by telephone or by mail, as instructed in the Notice of Internet Availability. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•

To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 25, 2026 to be counted.

•	To vote through the Internet, go to http://www.envisionreports.com/AMBA to complete an electronic proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 25, 2026 to be counted.

•

To vote using the proxy card (if you requested paper copies of the proxy materials to be mailed to you), simply complete, sign and date the proxy card and return it promptly in the envelope to be provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive voting instructions from that organization rather than from Ambarella. You must follow the voting instructions provided by your broker, bank or other agent in order to direct your broker, bank or other agent on how to vote your shares. You should generally be able to vote by returning a voting instruction form, or by telephone or on the Internet. However, the availability of telephone and Internet voting will depend on the voting process of your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent, or contact your broker, bank or other agent to request a proxy form.

Matters to be Voted Upon

There are four matters scheduled for a vote at the Annual Meeting:

Proposal 1 –	Election of the three nominees for Class II director named in this Proxy Statement to hold office until the 2029 Annual Meeting of Shareholders;
Proposal 2 –	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2027;
Proposal 3 –	Approval, on an advisory basis, of executive compensation, as described in this Proxy Statement; and
Proposal 4 –	Approval of an amendment and restatement of the Ambarella, Inc. 2021 Equity Incentive Plan, as described in this Proxy Statement.

If you are a shareholder of record and you vote via the Internet, by telephone or return a proxy card by mail, but do not select a voting preference, the persons who are authorized to vote your shares will vote:

Proposal 1 –	FOR each of the three nominees for Class II director named herein to hold office until the 2029 Annual Meeting of Shareholders;
Proposal 2 –	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2027;
Proposal 3 –	FOR the approval, on an advisory basis, of executive compensation, as described in this Proxy Statement; and
Proposal 4 –	FOR the approval of an amendment and restatement of the Ambarella, Inc. 2021 Equity Incentive Plan, as described in this Proxy Statement.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should follow the voting instructions provided by your broker, bank or other agent in order to instruct your broker, bank or other agent how to vote your shares.

Revocation of Proxies

Shareholders of record can revoke their proxies at any time before they are exercised in any of three ways:

•	by submitting written notice of revocation to the Secretary of the Company prior to the Annual Meeting;

•	by submitting another properly executed proxy of a later date prior to the Annual Meeting; or

•	by voting in person at the Annual Meeting.

Beneficial owners of shares held in street name must contact their broker, bank or other agent to revoke any prior voting instructions.

Required Vote

Directors are elected by a plurality vote, which means that the three nominees for Class II director receiving the most affirmative votes will be elected. All other matters submitted for shareholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum of shareholders is necessary to hold a valid Annual Meeting. A quorum will be present if shareholders holding not less than an aggregate of one-third of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 43,861,484 shares outstanding and entitled to vote. As a result, shareholders holding at least 14,620,495 shares will need to be present at the meeting in person or represented by proxy to constitute a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) over the Internet, by telephone, by mail or if you attend the Annual Meeting in person. Abstentions and broker non-votes will be counted towards the quorum requirement but will have no effect on any of the proposals. If there is no quorum, then either the chairman of the meeting or the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors), Proposal 3 (advisory vote on executive compensation) and Proposal 4 (approval of an amendment and restatement of the 2021 Equity Incentive Plan) are not considered routine matters, and without your instruction, your broker cannot vote your shares as to those proposals. If your broker returns a proxy but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum. However, as brokers do not have discretionary authority to vote on Proposal 1, Proposal 3 or Proposal 4, broker non-votes will not be counted for the purpose of determining the number of votes cast on such proposals.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, with respect to the election of directors, “For” and “Withhold” votes and, with respect to other proposals, votes “For” and “Against”. Abstentions and broker non-votes, although counted toward the quorum requirement, will not be counted towards the vote total for any proposal.

Other Matters Brought Before the Meeting

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

Solicitation of Proxies

The Company will pay for the entire cost of soliciting proxies. In addition to these proxy materials, the Company’s directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that the Company expects to file within four business days after the Annual Meeting. If final voting results are not available in time to file a Form 8-K within four business days after the meeting, the Company intends to file a Form 8-K to publish preliminary results and, within four business days after the final results are known, file an additional Form 8-K to publish the final results.

Important Notice Regarding Availability of Proxy Materials

This Proxy Statement and our 2026 Annual Report to Shareholders are available at www.edocumentview.com/AMBA. Please promptly vote your shares as instructed in the Notice of Internet Availability. This will not limit your rights to attend or vote at the Annual Meeting.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

Ambarella’s Board of Directors (the “Board”) currently has eight members. The authorized number of directors may be changed by resolution of the Board. Vacancies on the Board may be filled only by an affirmative vote of a majority of the remaining directors, or by the sole remaining director or, if not filled, by the shareholders. A director elected to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve until the next succeeding annual general meeting or until his or her death, resignation or removal.

The Board is divided into three classes, Class I, Class II and Class III, which serve staggered three-year terms:

•	Class I directors are Chantelle Y. Breithaupt, Dr. Chenming C. Hu and Dr. Feng-Ming (“Fermi”) Wang and their current terms will expire at the annual meeting of shareholders to be held in 2028.

•	Class II directors are Gregory M. Bryant, D. Jeffrey Richardson and Elizabeth M. Schwarting and their current terms will expire at the upcoming Annual Meeting.

•	Class III directors are Dr. Hsiao-Wuen Hon and Christopher B. Paisley and their current terms will expire at the annual meeting of shareholders to be held in 2027.

Mr. Bryant was appointed to the Board in February 2026 upon recommendation of the remaining directors and the Nominating and Corporate Governance Committee following his identification as a director candidate by a third-party search firm, and is standing for election by the shareholders for the first time. The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has selected Mr. Bryant, Mr. Richardson and Ms. Schwarting as nominees for election as Class II directors at the upcoming Annual Meeting. The proxies given to the proxy holders will be voted or not voted as directed and, if no direction is given, will be voted FOR each of the three nominees. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Board to fill the vacancy. The three nominees for Class II director receiving the highest number of affirmative votes will be elected as Class II directors and will serve until the annual meeting of shareholders to be held in 2029 or until their successors are elected and qualified.

The names of the nominees for election as Class II directors, who have been nominated by the Board, and the names of the continuing directors not up for election at the upcoming Annual Meeting, along with certain biographical information about the nominees and continuing directors, including the director’s business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings (if applicable), and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to recommend that the director should continue to serve on the Board, are set forth below.

Names of Nominees for Class II Directors	Age	Position(s)
Gregory M. Bryant(2)	57	Director
D. Jeffrey Richardson(2)(3)(4)	61	Director
Elizabeth M. Schwarting(1)(3)	63	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Lead Independent Director

Gregory M. Bryant has been a member of our Board since February 2026. Mr. Bryant currently serves as principal of Xcendra Ventures, a venture capital and advisory services firm focused on healthcare and technology sectors that he founded in 2025. Prior to founding Xcendra Ventures, Mr. Bryant served as President of Global Business Units of Analog Devices Inc., a semiconductor company, from March 2022 to March 2025. Previously, Mr. Bryant had a long career at Intel Corporation, a semiconductor company, most recently in the role of EVP and General Manager of Intel’s Client Computing Group from September 2019 to January 2022. Mr. Bryant holds a Bachelor of Science degree in Electrical Engineering from the University of Kansas and a Master’s degree in Program and Systems Management from Golden Gate University. We believe that Mr. Bryant possesses specific attributes that qualify him to serve as a member of our Board, including his extensive managerial experience in the semiconductor industry as President of Global Business Units of Analog Devices and senior management positions with Intel.

D. Jeffrey Richardson has been a member of our Board since March 2014. Mr. Richardson served as a senior executive of LSI Corporation (“LSI”), a semiconductor company, from 2005 until its acquisition by Avago Technologies Company in 2014, including most recently serving as Executive Vice President and Chief Operating Officer. Prior to joining LSI, Mr. Richardson served in several capacities at Intel Corporation, including as its Vice President and General Manager of Server Platform Group and Vice President and General Manager of Enterprise Platforms and Services Division. Mr. Richardson currently serves on the board of directors of Kulicke and Soffa Industries, Inc., a provider of semiconductor capital equipment, and Lattice Semiconductor Corporation, a semiconductor company. Mr. Richardson received a B.S. degree in electrical engineering from the University of Colorado Boulder. We believe that Mr. Richardson possesses specific attributes that qualify him to serve as a member of our Board, including his extensive managerial experience in the semiconductor industry as Chief Operating Officer of LSI and senior management positions with LSI and Intel, and his experience as a board member of Lattice Semiconductor and Kulicke and Soffa.

Elizabeth M. Schwarting has been a member of our Board since June 2020. From October 2015 to October 2024, Ms. Schwarting was the Principal Member of DBS Ventures, LLC, where she served as a consultant for various audiences relating to the automotive market, including automotive technology (with a special emphasis on ADAS/Automated Driving), regulatory trends and business development. From 2009 to 2015, Ms. Schwarting served as Vice President of the Electronic Controls business unit for Delphi Corporation (now Aptiv PLC), an automotive manufacturer and supplier. From 1999 to 2009, Ms. Schwarting held several leadership positions at Delphi, including Vice President, Safety Systems, Global Director, Sales and Marketing, and General Motors Global Customer Director. Prior to joining Delphi, Ms. Schwarting held the position of General Manager and Vice President, Strategic Accounts for Eastman Kodak Company within the Consumer Imaging Division. Ms. Schwarting also currently serves on the board of directors of Lattice Semiconductor Corporation, a semiconductor company. Ms. Schwarting received a B.S. degree in language arts from the University of Nebraska. We believe that Ms. Schwarting possesses specific attributes that qualify her to serve as a member of our Board, including her extensive managerial experience in the automotive industry in senior management positions with Delphi, her sales and customer management experience with Eastman Kodak, and her experience as a board member of Lattice Semiconductor.

Names of Continuing Directors	Age	Position(s)
Chantelle Y. Breithaupt(1)	53	Director
Hsiao-Wuen Hon, Ph.D.(2)	62	Director
Chenming C. Hu, Ph.D.(1)(2)	78	Director
Christopher B. Paisley(1)(3)	73	Director
Feng-Ming (Fermi) Wang, Ph.D.	62	Chairman of the Board of Directors, President and Chief Executive Officer

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee

Chantelle Y. Breithaupt has been a member of our Board since February 2025. Ms. Breithaupt currently serves as the Senior Vice President, Chief Financial Officer of Arista Networks, Inc., a networking technology company, a position she has held since February 2024 having joined Arista in January 2024. Ms. Breithaupt served as Senior Vice President and Chief Financial Officer of Aspen Technology, a provider of asset management software, from March 2021 to December 2023. Prior to Aspen Technology, Ms. Breithaupt spent seven years with Cisco Systems, Inc., a network technology company. She held multiple leadership positions at Cisco, most recently as Senior Vice President, Finance from January 2021 to March 2021, Vice President of Finance – Customer Experience/Services from August 2018 to January 2021, Vice President – Finance, Americas from October 2017 to August 2018 and Senior Director – Operational Finance from April 2014 to August 2015. Before Cisco, Ms. Breithaupt worked for General Electric Company for 15 years, where she held progressive, executive global finance roles. Ms. Breithaupt holds an Honors Business Administration degree from Wilfrid Laurier University (Canada). We believe that Ms. Breithaupt possesses specific attributes that qualify her to serve as a member of our Board, including her managerial experience in technology markets and expertise in finance, including accounting and financial reporting, as a chief financial officer and in other finance roles.

Hsiao-Wuen Hon, Ph.D. has been a member of our Board since August 2017. Dr. Hon is a former technology industry executive with over 28 years of experience at Microsoft Corporation, where he held various leadership positions before retiring in 2024. Most recently, he served as Corporate Vice President at Microsoft, and previously held the positions of Asia-Pacific R&D Group Chairman and Managing Director of Microsoft Research Asia. During his tenure at Microsoft, he made significant contributions in the areas of artificial intelligence, natural language processing, spoken language recognition, and internet search. Prior to joining Microsoft, Dr. Hon served as Technology Director of the Apple-ISS Research Center on behalf of Apple Corporation. Dr. Hon also serves on the board of directors of MediaTek Inc., a Taiwanese fabless semiconductor company. Dr. Hon holds a Bachelor of Science degree in Electrical Engineering from National Taiwan University, a Master of Science degree in Computer Science with a focus on Artificial Intelligence from Carnegie Mellon University, and a Ph.D. degree in Computer Science, with a focus on Artificial Intelligence and Speech Recognition, also from Carnegie Mellon University. We believe that Dr. Hon possesses specific attributes that qualify him to serve as a member of our Board, including his extensive experience and wealth of knowledge in artificial intelligence and his managerial experience in the technology industry at Microsoft and Apple.

Chenming C. Hu, Ph.D. has been a member of our Board since November 2011. Since 1976, Dr. Hu has been a professor in electrical engineering and computer sciences at the University of California, Berkeley, where he has been the TSMC Distinguished Chair Professor Emeritus since 2010. He was the Chief Technology Officer of TSMC, a semiconductor company, from 2001 to 2004. Dr. Hu was the founding chairman of Celestry Design Technologies, which was acquired by Cadence Design Systems in 2002. Dr. Hu previously served as a director of numerous companies, including Inphi Corporation, a semiconductor company, from 2010 to 2021, when it was acquired by Marvell Technology, Inc., a semiconductor company, and ACM Research, Inc., a semiconductor equipment producer, from 2017 to 2025. Dr. Hu is a member of the U.S. National Academy of Engineering, the Chinese Academy of Sciences, and Taiwan’s Academia Sinica, and, in 2016, he received the US National Medal of Technology and Innovation from President Barack Obama. Dr. Hu received his B.S. degree from National Taiwan University and his M.S. degree and Ph.D. from the University of California, Berkeley, all in Electrical Engineering. We believe that Dr. Hu possesses specific attributes that qualify him to serve as a member of our Board, including his extensive experience in the microelectronics and semiconductor industries as Chief Technology Officer of TSMC and as a board member of a number of technology companies, as well as his experience in academia as a professor of microelectronics, which gives him in-depth knowledge of technology trends and developments.

Christopher B. Paisley has served as a member of our Board since August 2012. Since January 2001, Mr. Paisley has served as the Dean’s Executive Professor of Accounting at the Leavey School of Business at Santa Clara University. Mr. Paisley also serves on the board of directors of Equinix, Inc., a provider of network colocation, interconnection and managed services, and Fastly, Inc., a cloud computing services provider. Mr. Paisley has previously served on the board of directors of numerous companies, including Fortinet, Inc., a provider of unified threat management solutions, from February 2004 to June 2021, and Enterprise 4.0 Technology Acquisition Corp., a Special Purpose Acquisition Corporation, from October 2021 to March 2023. Mr. Paisley holds a B.A. degree in business economics from the University of California at Santa Barbara and an

M.B.A. from the Anderson School at the University of California at Los Angeles. We believe that Mr. Paisley possesses specific attributes that qualify him to serve as a member of our Board, including expertise in finance, including accounting and financial reporting, as a chief financial officer and in other finance roles and currently as a professor in the field of accounting and finance. Mr. Paisley also has over 20 years of outside board experience, which includes serving as audit committee chairman, at numerous public and private companies.

Feng-Ming (Fermi) Wang, Ph.D. has served as our Chairman of the Board of Directors, President and Chief Executive Officer since he co-founded Ambarella in January 2004. Prior to co-founding Ambarella, Dr. Wang was Chief Executive Officer and co-founder of Afara Websystems, a developer of throughput-oriented microprocessor technology, from November 2000 to July 2002, when Afara was acquired by Sun Microsystems, Inc. Before founding Afara, Dr. Wang served in various positions at C-Cube Microsystems, Inc., a digital video company, from August 1991 to August 2000, and last served as Vice President and General Manager from 1997 to 2000. Dr. Wang holds a B.S. degree in electrical engineering from National Taiwan University and an M.S. degree and Ph.D. in electrical engineering from Columbia University. We believe that Dr. Wang possesses specific attributes that qualify him to serve as a member of our Board, including his service as our Chairman of the Board of Directors, President and Chief Executive Officer, his leadership as a co-founder of Ambarella and his years of experience in the digital video industry.

Resolution

We ask that you vote “FOR” the following resolution:

RESOLVED that each of Gregory M. Bryant, D. Jeffrey Richardson and Elizabeth M. Schwarting be appointed as Class II Directors to hold office in accordance with the Amended and Restated Memorandum and Articles of Association of the Company until the 2029 Annual Shareholder Meeting of the Company.

Vote Required

The three nominees for Class II director receiving the highest number of affirmative votes will be elected as Class II directors. Abstentions and broker non-votes, although counted toward the quorum requirement, will not be counted towards the vote total for this proposal. Unless otherwise indicated, all proxies received will be voted “FOR” each of the nominees listed above.

The Board recommends a vote FOR the election of each of the nominees set forth above as Class II directors of Ambarella.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Overview

Our business is managed by our executive officers under the direction and oversight of our Board, which is currently composed of eight members. In addition, when the chairman of the Board is an employee director—or when there is no current chairman—we are committed to having a lead independent director.

Our Board is dedicated to good corporate governance practices, which provide a framework within which our directors and management can pursue strategic objectives for the benefit of our shareholders. Our Board has adopted Corporate Governance Guidelines that address corporate governance policies and standards applicable to the Company. These Corporate Governance Guidelines are available in the Investor Relations portion of our website at https://investor.ambarella.com/. These Corporate Governance Guidelines address topics such as:

❖ Role of the Board and Directors	❖ Election of directors	❖ Composition of the Board

❖ Board membership criteria	❖ Overboarding	❖ Board committees

❖ Evaluation of management	❖ Succession planning	❖ Assessing Board performance

❖ Continuing education of directors	❖ Stock ownership guidelines	❖ Compensation Recovery Policy

We believe that good governance leads to board effectiveness, promotes the long-term interests of our shareholders, and strengthens the accountability of the Board and management to our stakeholders.

Board Leadership Structure

The Board is currently chaired by Dr. Wang, the President and Chief Executive Officer of Ambarella. We believe that combining the positions of Chief Executive Officer and Chairman helps ensure that the Board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and Chairman has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer and Chairman is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Chairman determines the agenda and presides over Board meetings. Dr. Wang’s extensive experience with the Company as a co-founder, President and Chief Executive Officer, and Chairman makes him a strong strategic leader and enables the Board to oversee and support the Company’s initiatives.

Lead Independent Director

The Board determined, as part of our corporate governance principles, that one of our independent directors should serve as a lead director at any time when the title of chairman is held by an employee director or there is no current chairman. Responsibilities of the lead independent director include:

•	communicating with the Chief Executive Officer on behalf of the non-employee directors;

•	presiding over meetings of the non-employee directors;

•	raising issues with management on behalf of the non-employee directors when appropriate;

•	overseeing the Board’s oversight responsibilities with respect to Company strategy, risk management and succession planning;

•	overseeing the function of the Board and committees, including advising on agendas and materials to be distributed to the Board;

•	being available for meetings with the Company’s shareholders; and

•	performing such other duties as the Board may from time to time designate.

Mr. Richardson, who has been a member of our Board since 2014, has served as our lead independent director since June 2024. We believe that the current leadership structure of the Board, as well as our emphasis on Board independence, is appropriate at the present time and allows the Board to fulfill its duties effectively and efficiently based on our current needs.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our directors will be independent. Based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board has determined that Ms. Breithaupt, Mr. Bryant, Dr. Hon, Dr. Hu, Mr. Paisley, Mr. Richardson, and Ms. Schwarting, representing a majority of our directors, are independent directors under the rules of Nasdaq. In making these determinations, the Board found that none of these directors has a material or other disqualifying relationship with Ambarella that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Dr. Wang, Ambarella’s Chairman of the Board, President and Chief Executive Officer, is not independent by virtue of his employment with Ambarella.

Board Demographics

The Nominating and Corporate Governance Committee is committed to continuing to identify, recruit and retain highly qualified directors and director candidates with a broad range of experiences, tenures, perspectives, and backgrounds to join and remain on the Board. The graphics below summarize the current gender, age and tenure of the Board.

Overboarding

In 2026, upon the recommendation of the Nominating and Corporate Governance Committee, the Board added a requirement to its Corporate Governance Guidelines to limit the number of public company boards on which our directors may serve to a total of four (including the Board), and to a total of two (including the Board) for any director who also serves as a chief executive officer of a public company or in an equivalent position, without the prior approval of the Board.

Board Meetings

The Board and its committees meet throughout the year on a set schedule and hold special meetings from time to time as appropriate. The Board held seven meetings during the 2026 fiscal year. Each director attended at least 75% of the total aggregate of the regularly scheduled and special meetings held by the Board and the committees on which such director served during his or her tenure in fiscal year 2026. Our non-employee directors meet in regularly scheduled executive sessions without the presence of management. The lead independent director of the Board presides over each such executive session. Under our Corporate Governance Guidelines, our directors are encouraged to attend our annual meeting of shareholders and five of our directors attended the 2025 annual meeting.

Board Committees

We have established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq and SEC rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to Ambarella. Each of the committees operates under a written charter adopted by the Board, each of which can be found on our website at http://investor.ambarella.com.

Audit Committee

The Audit Committee is currently composed of four directors: Ms. Breithaupt, Dr. Hu, Mr. Paisley, and Ms. Schwarting. Mr. Paisley serves as the chair of the committee. The Audit Committee met five times during fiscal year 2026.

The responsibilities of our Audit Committee include:

•	approving the hiring, discharging and compensation of our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management;

•

reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;

•	providing oversight with respect to related party transactions; and

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

The Board has determined that each of Ms. Breithaupt and Mr. Paisley qualifies as an “Audit Committee financial expert,” as defined in applicable SEC rules. The Board made qualitative assessments of Ms. Breithaupt’s and Mr. Paisley’s level of knowledge and experience based on a number of factors, including their formal education and their experiences as chief financial officer for public reporting companies, and in the case of Mr. Paisley, his service on the audit committees of other publicly traded companies and his role as a university professor in the field of accounting and finance.

Compensation Committee

The Compensation Committee is currently composed of four directors: Mr. Bryant, Dr. Hon, Dr. Hu, and Mr. Richardson, who serves as the chair of the committee. The Compensation Committee formally met five times during fiscal year 2026. Each member of the Compensation Committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

The responsibilities of our Compensation Committee include:

•	reviewing and recommending policies relating to compensation and benefits of our executive officers;

•	reviewing and approving or recommending to the Board changes with respect to the compensation levels of our chief executive officer and other executive officers;

•

reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, and evaluating the performance of our chief executive officer and other executive officers in light of the established goals and objectives;

•	reviewing and recommending to the Board changes with respect to the compensation of our directors; and

•	administering our stock option plans, stock purchase plans, compensation plans and similar programs, including the adoption, amendment and termination of such plans.

The Compensation Committee has the authority to retain its own compensation consultants and outside legal, accounting and other advisers at the Company’s expense. The Compensation Committee does not delegate its authority to such consultants or advisers. The Compensation Committee has engaged the services of Semler Brossy Consulting Group, LLP (“Semler Brossy”), a compensation consulting firm, and has considered such firm’s input in evaluating compensation trends and best practices, identifying peer group companies and benchmarking compensation data and other aspects of administering the Company’s executive compensation program. There were no conflicts of interest between the Company and Semler Brossy or the Company’s outside legal counsel, Wilson Sonsini Goodrich & Rosati P.C.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2026, Anne De Greef-Safft, who left the Board in June 2025, Dr. Hon, Dr. Hu, and Mr. Richardson served as members of the Compensation Committee. None of the members of our Compensation Committee is or has in the past served as an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of three directors: Mr. Paisley, Mr. Richardson, and Ms. Schwarting, who serves as the chair of the committee. The Nominating and Corporate Governance Committee met four times during fiscal year 2026.

The responsibilities of our Nominating and Corporate Governance Committee include:

•	reviewing and assessing the performance of the Board, including its committees and individual directors, as well as the size of the Board;

•	identifying, evaluating and recommending candidates for membership on the Board, including nominations by shareholders of candidates for election to the Board;

•	reviewing and evaluating incumbent directors;

•	making recommendations to the Board regarding the membership of the committees of the Board;

•	making recommendations for the continuing education of directors;

•	reviewing succession planning for our chief executive officer;

•

overseeing the Company’s evaluation of risks, controls and procedures related to cybersecurity and information and technology security, including the disclosure of any significant risks and incidents to the extent required;

•	overseeing the Company’s sustainability practices; and

•	reviewing and recommending to the Board changes with respect to corporate governance practices and policies.

Role of the Board in Risk Oversight

One of the key functions of the Board is informed oversight of our risk management process. Risk oversight is conducted by the full Board, rather than a dedicated risk committee, to leverage the breadth of experience and strengthen coordination across the standing committees. Our management is responsible for day-to-day management of key risk areas. The Board regularly receives updates from management and discusses risks at regular Board meetings, and considers both the immediacy of a risk and its materiality in making strategic decisions and helping management to prioritize resources. In light of the Company’s increasing focus on edge and physical AI applications, the Board also receives updates regarding technology roadmap execution, AI software development risks, product quality and security, supply chain resilience, and relevant regulatory and geopolitical developments.

Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with regulatory requirements, in addition to oversight of the performance of our external audit function.

Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking by management or employees. The Compensation Committee also oversees organizational risks, including leadership succession, employee turnover and workforce culture.

Our Nominating and Corporate Governance Committee oversees risks related to board composition and effectiveness, and monitors the Company’s evaluation of risks, controls and procedures related to cybersecurity and information and technology security as well as the effectiveness of our corporate, social and governance guidelines and policies.

The committees regularly provide reports to the Board on their activities, including those related to risk management. The Board and its committees engage outside advisors and experts from time to time to assist in understanding risks, threats and trends.

Evaluation of Board and Director Performance

The Board believes that a regular evaluation process is an essential component of strong corporate governance practices. The Nominating and Corporate Governance Committee oversees an annual evaluation process to evaluate Board effectiveness and aid in board refreshment planning. This process consists of a full Board evaluation as well as evaluations of each of the Board’s standing committees, and is designed to identify areas for improvement. The evaluations, which are distributed and obtained through outside counsel to promote candidness, seek feedback on a range of topics, including:

❖ Overall Board and committee dynamics	❖ Effectiveness of Board and committee leadership	❖ Meeting agenda topics

❖ Director preparation and participation	❖ Information flow and access to management	❖ Board and management succession planning

❖ Executive sessions of independent directors	❖ Use of experts	❖ Additional topics for Board and committee attention

Following is a summary of the board evaluation process:

1	Evaluation process discussed and approved by Nominating and Corporate Governance Committee

2	Each Board member assesses the performance and effectiveness of the Board and, as applicable, the committees on which the Board member serves

3	Outside counsel shares feedback with the Company’s General Counsel and Lead Independent Director

4	The Lead Independent Director presents the results to the Nominating and Corporate Governance Committee

5	The Nominating and Corporate Governance Committee reviews and discusses the results and reports to the full Board

6	The Lead Independent Director meets with board members on a one-on-one basis, as necessary, to address any significant concerns

The results of the Board evaluation process are used by the Nominating and Corporate Governance Committee and the Board to identify strengths as well as opportunities for improvement. In addition, results may be used by the Board to improve its agenda topics so that the information directors receive enables them to effectively address issues they see as most important.

Director Skills, Competencies and Experience

The Nominating and Corporate Governance Committee maintains a skill set survey of the current Board members. The Board uses the survey to evaluate the experience and expertise of the existing Board members and to identify the skills and characteristics of future director candidates. The table below sets forth certain skills, competencies and experience of our continuing directors and nominees for director standing for re-election at this meeting.

Skills
Industry-Specific Experience
Semiconductor Industry Experience		⬛		⬛		⬛		⬛
North American Business Experience	⬛	⬛		⬛	⬛	⬛	⬛	⬛
International Business Experience	⬛	⬛	⬛	⬛	⬛	⬛	⬛	⬛

Customer Segments
Security Camera			⬛	⬛				⬛
Automotive		⬛					⬛	⬛
Robotics and Industrial	⬛	⬛	⬛
Consumer Products		⬛		⬛			⬛	⬛

General Business Skills and Expertise
Human Capital Management	⬛	⬛	⬛	⬛	⬛	⬛	⬛	⬛
Product Management & Marketing	⬛	⬛				⬛	⬛	⬛
Sales and Business Development		⬛				⬛	⬛	⬛
Operations & Supply Chain Management	⬛	⬛	⬛		⬛	⬛	⬛	⬛
CEO/Executive Level Management Experience	⬛	⬛	⬛		⬛	⬛	⬛	⬛
Financial Literacy	⬛	⬛		⬛	⬛	⬛	⬛	⬛
Information Technology & Cybersecurity Experience	⬛	⬛	⬛	⬛	⬛	⬛		⬛
Strategy Development and Implementation	⬛	⬛	⬛	⬛	⬛	⬛	⬛	⬛
Additional Public Board / Governance Experience			⬛	⬛	⬛	⬛	⬛
Mergers & Acquisitions / Organizational Change	⬛	⬛		⬛	⬛	⬛	⬛	⬛

Director Refreshment

The Board recognizes the importance of director refreshment to maintaining a well-constructed and high-performing Board. As discussed above, the Nominating and Corporate Governance Committee conducts an annual evaluation process and regularly discusses the skill set of the current Board and potential needs of the Board.

The Nominating and Corporate Governance Committee selects director nominees who think and act independently and can effectively communicate their thoughts and opinions. The Board does not believe long tenure alone presumptively renders a director not independent. Rather, the Board has determined that its longer-tenured directors have important experience, bring diverse perspectives, and provide tangible value to the Board and the Company. Their length of tenure has allowed these directors to accumulate valuable knowledge and experience based upon their history with the Company and their breadth of experience in leadership roles outside the Company. This knowledge and experience improve the ability of the Board to provide constructive guidance and oversight to the management team.

The Nominating and Corporate Governance Committee has structured the Board such that there is an appropriate mix of directors of varying tenures, with new directors and perspectives joining the Board over time while retaining the institutional knowledge and broader business experience of longer-tenured directors. We have added three highly qualified independent directors to the Board in the past six years; and we have also seen three other independent directors retire over the same period. The Board’s average tenure among independent directors is currently eight years, with two directors having served less than five years and five having served more than five years. We believe these demographics reflect the balance the Board seeks to bring to refreshment of adding new voices and viewpoints while maintaining the benefits of experience.

Director Nominations

The Board nominates directors for election at each annual meeting of shareholders and elects new directors to fill vacancies when they arise, including vacancies created by an increase in the number of directors. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board for nomination or election.

Director Criteria. The Nominating and Corporate Governance Committee has a policy regarding consideration of director candidates recommended by shareholders. The Nominating and Corporate Governance Committee reviews suggestions for director candidates recommended by shareholders and considers such candidates for recommendation based upon an appropriate balance of knowledge, experience and capability. In addition to considering an appropriate balance of knowledge, experience and capability, the Board has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board to possess. The Nominating and Corporate Governance Committee selects candidates for director based on their character, judgment, diversity of experience, independence, corporate experience, length of service, potential conflicts of interest, and their willingness and ability to devote sufficient time to effectively carry out their duties as a director.

Prior to each annual meeting of shareholders, the Nominating and Corporate Governance Committee will identify nominees first by reviewing the current directors whose term expires at the annual meeting of shareholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the Board or other event, the Nominating and Corporate Governance Committee will consider various candidates for Board membership, including those suggested by members of the Nominating and Corporate Governance Committee, by other members of the Board, by any executive search firm engaged by the Nominating and Corporate Governance Committee and by shareholders. The Nominating and Corporate Governance Committee has from time to time retained an executive search firm to assist in sourcing potential candidates for our Board.

Shareholder Nominees. In addition, our articles of association contain provisions that address the process by which a shareholder may nominate an individual to stand for election to the Board at our annual meeting of shareholders. In order to nominate a candidate for director, a shareholder must give timely notice in writing to Ambarella, Inc.’s Secretary and comply with the provisions of our articles of association. To be timely, we must have received the shareholder’s notice not more than 120 days nor less than 90 days prior to the anniversary of the date our proxy statement was provided to shareholders in connection with the previous year’s annual meeting of shareholders. However, if we did not hold an annual meeting of shareholders in the prior year or if the date of the annual meeting of shareholders is more than 30 days before or after the anniversary date of the prior year’s annual meeting of shareholders, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the annual meeting of shareholders and the 10th day after the day we provided such public disclosure of the meeting date. Information required by the articles of association to be in the notice include the name and contact information for the candidate and the person making the nomination, the principal occupation or employment of the candidate, the class and number of Ambarella securities held by the candidate, and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section. Any notice of director nomination must include the additional information required by Rule 14a-19(b) under the Exchange Act. We received no director nominees from our shareholders for the upcoming Annual Meeting. Shareholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our articles of association and must be addressed to 3001 Tasman Drive, Santa Clara, CA 95054, Attn: Secretary. You can obtain a copy of our articles of association by writing to the Secretary at this address.

Director Voting Policy

The Board has adopted a director voting policy, which establishes that any director nominee who receives a greater number of “Withhold” votes than “For” votes in an uncontested election held in an annual meeting of shareholders shall submit his or her offer of resignation to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall evaluate the relevant facts and circumstances and recommend to the Board an action to be taken on the resignation offer. The Board will promptly publicly disclose its decision and, if applicable, the reasons for rejecting the tendered resignation.

Communications with the Board

The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board or an individual director may send a written communication addressed as follows: Ambarella Board Communication, 3001 Tasman Drive, Santa Clara, California 95054. Each communication will be reviewed by the General Counsel of Ambarella who will forward the communication to the Board or to any individual director to whom the communication is addressed unless the communication is of a commercial, frivolous or similarly inappropriate nature, in which case, the General Counsel will discard the communication.

Corporate Governance Principles and Practices
We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of The Nasdaq Stock Market. The Board has adopted a Code of Business Conduct and Ethics that applies to each of our directors, officers and employees. This code addresses various topics, including:

❖ Compliance with laws, including Federal Corrupt Practices Act	❖ Selecting suppliers and fostering partnerships	❖ Payments to government personnel and political contributions

❖ Competition and fair dealing	❖ Equal employment and working conditions	❖ Corporate opportunities

❖ Record keeping	❖ Confidentiality	❖ Protection and use of Company assets

❖ Conflicts of interest	❖ Insider trading	❖ Giving and accepting of gifts
The Board also has adopted a Code of Ethics for our Chief Executive Officer and Senior Financial Officers, including our Chief Financial Officer and principal accounting officer, relating to ethical conduct, conflicts of interest and compliance with law. The Code of Conduct and the Code of Ethics for our Chief Executive Officer and Senior Financial Officers is available to shareholders on the investor relations portion of Ambarella’s website at
https://investor.ambarella.com/
. Any waiver to the Code of Business Conduct for an executive officer or director or any waiver of the Code of Ethics may only be granted by the Board or a committee of the Board and must be timely disclosed as required by applicable law. We also have implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to our Audit Committee.
Insider Trading Policy and Compliance
Our Board has adopted an Insider Trading Policy governing the purchase, sale, and/or other disposition of our securities by directors, officers, employees, and other covered persons. We believe this policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy has been filed as an exhibit to our Annual Report on Form
10-K.
From time to time, we may engage in transactions in our own securities. We comply with all applicable securities laws when engaging in transactions in our securities.
Corporate Sustainability
We are committed to sound corporate citizenship in the way we manage our people, our business, and our impact on society and the environment. Our Nominating and Corporate Governance Committee oversees the Company’s development and disclosure of policies and programs relating to corporate responsibility. Our executive management team is responsible for directly leading the Company’s sustainability initiatives. The Nominating and Corporate Governance Committee coordinates with senior management on the periodic presentation of sustainability activities to the Board. We are currently focusing our efforts on where we can have the most positive impact on our business and we are intent on managing both opportunities and risks that arise from sustainability matters.

Our Workforce
Innovation is the lifeblood of our company. Since our founding, we have strived to develop leading-edge technologies using the most advanced semiconductor processes. As a fabless semiconductor company, our people are our most important asset and we rely upon them to sustain our competitive advantage. It is our aim to build and maintain an inclusive workforce that fosters broad perspectives to solving challenges. The majority of our employees are from diverse ethnic backgrounds, though this is partly due to a large majority of employees being located outside of the United States, primarily in Asia. As of January 31, 2026, women represented 15% of senior management, 17% of our technical roles, and 21% of our total workforce.
We are committed to ensuring the human rights of our worldwide workforce and treating all employees with dignity and respect. We believe our compensation and benefits packages, combined with our culture that promotes teamwork, innovation and immediate hands-on
experience, contribute to a relatively low employee turnover. Our 7.7% worldwide voluntary employee turnover rate for fiscal year 2026 was higher than our historical norm but remained below the industry average. We offer a combination of competitive base salary, time-based equity incentives and bonus plans linked to financial and strategic performance that are designed to motivate and reward personnel with annual grants of stock-based and cash-based incentive compensation awards, plus other benefits, in order to increase shareholder value and our success by motivating such individuals to perform to the best of their abilities and achieve both our short and long-term objectives.
We emphasize continued employee education and offer tuition reimbursement benefits as part
of our overall compensation package. In addition, we have implemented a formalized training program for all employees as part of our effort to help employees develop and/or improve their knowledge, skills and expertise.
Employees are encouraged to communicate openly with management without fear of reprisal or harassment. All employees receive an annual performance review. We pursue open communication with our employees through regular town-hall style meetings and the collection of feedback from our employees on a regular basis. We respect the rights of employees to associate freely, seek representation or join workers’ councils in accordance with local laws. We conduct periodic employee surveys focused on matters such as employee engagement and job satisfaction. Over 75% of our employees participated in our survey in 2025, with employee collaboration, job resources, inclusion, and leadership rated highly.
Our Supply Chain
We are committed to promoting the highest level of integrity and ethical standards throughout our supply chain. We have adopted a supplier code of conduct (“Supplier Code”) to ensure our suppliers meet our standards as well as industry expectations and internationally recognized standards regarding: (i) labor and human rights, health and safety, and treatment of employees; (ii) environmental responsibility; (iii) ethical business practices; and (iv) compliance with applicable laws and regulations. Our Supplier Code applies to our suppliers, as well as their employees and subcontractors. In addition, our foundry and primary assembly vendors have committed to the principles of the Responsible Business Alliance, including the protection of human and workers’ rights.
The Environment
We acknowledge our responsibility to ensure our products are designed, developed, and supplied in an environmentally safe and sound manner. We are committed to promoting environmental protection and sustainability, from the product design phase, through manufacture, sale and distribution. With innovative process technology and design, we seek to enhance sustainability through the products we provide to our customers. As a fabless semiconductor design company, we do not manufacture our products and, with respect to our direct activities, we believe we leave a relatively small environmental impact compared to the impact of manufacturers or others in our supply chain. Our primary manufacturing partner has made a public commitment to integrating sustainability into its manufacturing process. We aim to improve our own sustainability efforts as we pursue these goals:

•	We aim to develop energy-efficient products that are lower power than our competitors and enable our customers to produce products with lower energy consumption.

•	We have been certified as ISO 14001-compliant for the design and manufacture of our products. We also require our third-party manufacturing vendors to maintain ISO 14001 registrations.

•

We partner with companies in our supply chain that have strong environmental policies and we commit to ensuring that these companies comply with global standards and maintain appropriate certifications.

•

We support key initiatives to reduce the environmental impact of our products and the manufacturing processes of our supply chain, including compliance with the Restriction of Hazardous Substances Directive (“RoHS”), the European Union’s REACH Directive.

Good Governance

We strive to apply strong ethical, moral and legal principles in every aspect of our business conduct. Adherence to these principles is essential to our efforts to gain and maintain the confidence and support of our employees, our customers, partners with whom we do business, and our shareholders.

We comply with all laws and regulations that apply to the Company in the communities where we do business. However, this legal compliance is simply the baseline, establishing the minimum requirements for good corporate conduct. In addition to following the letter of the law, we strive to comport ourselves with integrity and transparency.

Shareholder Engagement

Our Board is committed to representing the interests of all our stakeholders. We value our shareholders’ governance views and seek feedback from our shareholders on a regular basis relating to matters that are important to them. Our Chief Executive Officer, Chief Financial Officer and Vice President of Investor Relations regularly participate in investor conferences and conduct meetings and telephone calls with shareholders. We will continue to assess our board and corporate structures and policies against changing business conditions and shareholder feedback.

DIRECTOR COMPENSATION

We believe our non-employee director compensation program provides reasonable compensation to our non-employee directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our non-employee directors. Our non-employee directors receive compensation consisting of annual cash retainers for service on our Board and its standing committees, as well as equity grants awarded on an annual recurring basis as they remain a member of the Board. Non-employee directors joining the Board may also receive an equity grant in connection with their appointment to the Board. Our Compensation Committee periodically reviews compensation for our non-employee directors, including review of competitive practices provided by a third-party compensation consultant. During fiscal year 2026, the Board approved, at the recommendation of the Compensation Committee and following the Compensation Committee’s review of peer company data and consultation with our compensation consultant, a modification to the cash retainer portions of the director compensation program.

Cash Retainers. Effective as of May 27, 2025, the Board approved an increase in the annual retainer paid to our non-employee directors from $45,000 to $50,000, prorated for partial service in any year and paid in cash at the end of each quarter for service during the previous quarter. The individual acting as lead independent director is paid an additional retainer of $25,000 (increased from $20,000 in fiscal year 2025) annually for serving in that role. In addition to the annual retainer for serving on the Board, non-employee directors are also paid cash retainers for committee service. During fiscal year 2026, the Board also approved certain increases in the annual retainers paid to chairpersons and members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee as follows:

Annual Cash Retainers Paid for Committee Service During Fiscal Year 2026 Prior to May 27, 2025

Committee	Annual Member Retainer	Annual Chairperson Retainer
Audit Committee	$10,000	$20,000
Compensation Committee	$7,500	$15,000
Nominating and Corporate Governance	$5,000	$10,000

Annual Cash Retainers Paid for Committee Service During Fiscal Year 2026 On or After May 27, 2025

Committee	Annual Member Retainer	Annual Chairperson Retainer
Audit Committee	$10,000	$25,000
Compensation Committee	$10,000	$20,000
Nominating and Corporate Governance	$5,000	$15,000

Stock Compensation. For fiscal year 2026, the equity award compensation structure for our non-employee directors remained the same as was adopted in fiscal year 2017. Each continuing director received a restricted stock unit award with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of approximately $200,000 vesting quarterly over 12 months following the vesting commencement date of September 15, 2025, subject to continued service through the applicable vesting dates. Accordingly, on September 2, 2025, each of the non-employee directors who were then serving on the Board received a restricted stock unit award covering 2,498 shares. On February 28, 2025, Ms. Breithaupt received a restricted stock unit award covering 2,442 shares in connection with her initial appointment to the Board, which award had a grant date value of $150,000, that vested in three equal, quarterly installments on March 15, 2025, June 15, 2025 and September 15, 2025, subject to continued service through the applicable vesting dates.

Outstanding equity awards granted to our non-employee directors are subject to the terms and conditions of our Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) which provides a fiscal year annual limit of $500,000 on the total value of equity compensation and cash retainers that may be paid to each non-employee director, with this limit increased to $1,000,000 in the fiscal year of a new director’s initial service as a non-employee director. For these purposes, the value of an equity compensation award is determined as its grant date fair value, which is determined in accordance with U.S. generally accepted accounting principles. Any equity awards or other compensation provided to an individual for his or her services as an employee, or for his or her services as a consultant other than as a non-employee director, do not count toward these limits.

Under the terms of the 2021 Plan, if awards, including those of our non-employee directors, are not assumed or substituted for in the event of a merger or change in control of the Company, all awards accelerate in full, and for awards with performance-based vesting, all performance goals or other vesting criteria are deemed achieved at 100% of target levels and all other terms and conditions met. The 2021 Plan also provides that if equity awards granted to non-employee directors are assumed or substituted for in a merger or change in control but, on or after such assumption or substitution, the individual’s status as a director (or director of the successor) is terminated other than by a voluntary termination not requested by the acquirer, the non-employee director’s equity awards immediately vest in full, and for awards with performance-based vesting (if any), all performance goals or other vesting criteria are deemed achieved at 100% of target levels and all other terms and conditions met.

Stock Ownership Guidelines. The Board believes that all directors should maintain a meaningful personal financial stake in the Company to align their long-term interests with those of our shareholders. We maintain stock ownership guidelines that apply to our named executive officers and non-employee directors. This policy requires non-employee directors to attain and maintain a minimum share ownership level equal to at least five times the annual cash retainer, i.e., $250,000, within five years of becoming a director. Additional details regarding the stock ownership guidelines, including such guidelines applicable to our named executive officers (including those who are employee directors) are set forth in the section titled “Executive Compensation – Compensation Discussion & Analysis – Stock Ownership Guidelines” below. As of January 31, 2026, all of our non-employee directors and employee directors satisfied the equity ownership guidelines.

Director Compensation for Fiscal Year 2026

The following table sets forth the compensation paid or accrued by us to our non-employee directors during fiscal year 2026. The table excludes Dr. Wang, who did not receive any additional compensation from us in his role as a director because he is also an employee of Ambarella, and Mr. Bryant, who was appointed to the Board after the completion of fiscal year 2026.

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards ($)(1)(2)		Total ($)
Chantelle Y. Breithaupt	57,083	350,027	(3)	407,110
Hsiao-Wuen Hon	55,625	200,015	(4)	255,640
Chenming C. Hu	70,000	200,015	(5)	270,015
Christopher B. Paisley	74,167	200,015	(6)	274,182
D. Jeffrey Richardson	91,042	200,015	(7)	291,057
Elizabeth M. Schwarting	66,250	200,015	(8)	266,240

(1)

The dollar amounts in this column represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718, determined based on the fair market value of our ordinary shares on the grant date.

(2)

Represents restricted stock unit awards, each covering 2,498 ordinary shares granted on September 2, 2025 to the then serving non-employee directors. Also includes a restricted stock unit award for 2,442 ordinary shares granted to Ms. Breithaupt on February 28, 2025, in connection with her initial appointment to the Board.

(3)	As of January 31, 2026, Ms. Breithaupt held an outstanding restricted stock unit award covering 1,874 shares.

(4)	As of January 31, 2026, Dr. Hon held an outstanding restricted stock unit award covering 1,874 shares.
(5)	As of January 31, 2026, Dr. Hu held an outstanding restricted stock unit award covering 1,874 shares.
(6)	As of January 31, 2026, Mr. Paisley held an outstanding restricted stock unit award covering 1,874 shares.
(7)	As of January 31, 2026, Mr. Richardson held an outstanding restricted stock unit award covering 1,874 shares.
(8)	As of January 31, 2026, Ms. Schwarting held an outstanding restricted stock unit award covering 1,874 shares.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed PricewaterhouseCoopers LLP as Ambarella’s independent registered public accounting firm, or independent auditors, for the fiscal year ending January 31, 2027, and has further directed that management submit the appointment of independent auditors for ratification by the shareholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited Ambarella’s financial statements since fiscal year 2007. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Ambarella’s Articles of Association nor other governing documents or law require shareholder ratification of the appointment of PricewaterhouseCoopers LLP as Ambarella’s independent auditors. However, the Audit Committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Ambarella and its shareholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP. Abstentions and broker non-votes, although counted toward the quorum requirement, will not be counted towards the vote total for this proposal.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Ambarella by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2026 and 2025, respectively, all of which were approved by the Audit Committee:

	Fiscal Year Ended January 31,
	2026 ($)	2025 ($)
Audit Fees(1)	1,565,000	1,679,500
Audit-Related Fees	—	—
Tax Fees(2)	129,500	5,500
All Other Fees(3)	2,000	2,000

Total Fees	1,696,500	1,687,000

(1)

Audit Fees. The aggregate fees billed for the fiscal years ended January 31, 2026 and 2025 were for professional services rendered for the audits of our consolidated financial statements and our internal control over financial reporting, the review of our interim consolidated financial statements included in quarterly reports, and other matters related to the SEC. The aggregate fees billed for fiscal year 2025 also included fees for services rendered in connection with a registration statement on Form S-8.

(2)

Tax Fees. The aggregate fees billed for the fiscal years ended January 31, 2026 and 2025 were for tax advisory and tax compliance services related to tax research and tax planning services in the United States and foreign countries in which we do business.

(3)	All Other Fees consists of fees for access to online accounting and tax research software licenses.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditors, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditors or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services described above by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

Resolution

We ask that you vote “FOR” the following resolution:

RESOLVED that the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending January 31, 2027 be confirmed, ratified and approved in all respects.

Vote Required

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Abstentions and broker non-votes, although counted toward the quorum requirement, will not be counted towards the vote total for this proposal. Unless otherwise indicated, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future appointment of our independent registered public accountants.

The Board recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE1

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving Ambarella’s accounting, auditing, financial reporting, internal control and compliance functions by approving the services performed by Ambarella’s independent accountants and reviewing their reports regarding Ambarella’s accounting practices and systems of internal accounting controls as set forth in a written charter adopted by the Board. Ambarella’s management is responsible for preparing Ambarella’s financial statements and the independent registered public accountants are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by Ambarella’s management and the independent registered public accountants.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accountants. Management represented to the Audit Committee that Ambarella’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accountants. The Audit Committee has discussed with the independent registered public accountants matters required to be discussed by the Public Company Accounting Oversight Board and the SEC. In addition, the independent registered public accountants provided to the Audit Committee the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the Audit Committee and the independent registered public accountants have discussed such accountants’ independence from Ambarella and its management. The Audit Committee has discussed with Ambarella’s internal and independent registered public accountants, with and without management present, their evaluations of Ambarella’s internal accounting controls and the overall quality of Ambarella’s financial reporting.

In reliance on the reviews and discussions with management and the independent registered public accountants referred to above, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in Ambarella’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026, for filing with the SEC.

Christopher B. Paisley (Chairman)

Chantelle Y. Breithaupt

Chenming C. Hu

Elizabeth M. Schwarting

[1]

The material in this report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Ambarella under the Securities Act of 1933 or the Securities Exchange Act of 1934.

PROPOSAL 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), allows our shareholders to vote to approve, on an advisory basis, the compensation of our named executive officers. At our annual meeting of shareholders held in 2021, the Company’s shareholders approved, on an advisory basis, soliciting a shareholder advisory vote on the compensation of our named executive officers on an annual basis and the Company holds such advisory votes on the compensation of our named executive officers annually. Accordingly, this year we again are asking our shareholders to provide an advisory vote to approve the compensation of our named executive officers, including as disclosed in the Compensation Discussion and Analysis section, along with the accompanying compensation tables and narrative disclosures as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our named executive officers.

The “say-on-pay” vote is advisory, and as such is not binding on the Company, but it does provide the Compensation Committee with valuable information about shareholder opinion of our executive compensation policies and programs for consideration when determining executive compensation in the future. After the “say on pay” vote at this year’s annual meeting of shareholders, we anticipate that the next “say-on-pay” vote will be scheduled to occur at the Company’s annual meeting of shareholders in 2027.

Please see the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 30, the accompanying compensation tables and the narrative disclosures for greater detail about our executive compensation programs, including information about the fiscal year 2026 compensation of our named executive officers. We believe that our executive compensation programs have been effective in achieving long-term alignment of management and shareholder interests, consistent with the Company’s philosophy on pay and performance.

Resolution

We ask that you vote “FOR” the following resolution:

RESOLVED: on an advisory basis, that the compensation of the named executive officers, as disclosed in the Proxy Statement furnished for the 2026 Annual Meeting of Shareholders pursuant to the compensation disclosure rules and regulations of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion be confirmed, ratified and approved in all respects.

Vote Required

Approval, on an advisory basis, of named executive officer compensation requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Abstentions and broker non-votes, although counted toward the quorum requirement, will not be counted towards the vote total for this proposal. Unless otherwise indicated, proxies received will be voted “FOR” approval, on an advisory basis, of named executive officer compensation.

The Board unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement.

EXECUTIVE OFFICERS

The following table sets forth certain information about our current executive officers and their respective ages as of March 31, 2026. There are no family relationships among any of our directors or executive officers.

Name	Age	Position(s)
Feng-Ming (Fermi) Wang, Ph.D.	62	Chairman of the Board of Directors, President and Chief Executive Officer
John A. Young	55	Chief Financial Officer
Chan W. Lee	57	Chief Operating Officer
Chi-Hong (John) Ju	65	Sr. Vice President, Systems
Yun-Lung (Michael) Chen	61	Vice President, Business Development

Feng-Ming (Fermi) Wang. For a brief biography of Dr. Wang, please see “Proposal 1 – Election of Class II Directors” above.

John A. Young has served as our Chief Financial Officer since February 2024. Mr. Young served as our Vice President, Finance from December 2019 to January 2024 and as Corporate Controller from March 2017 to December 2019. Prior to joining Ambarella, Mr. Young served in a variety of finance related roles at Mellanox Technologies, a supplier of computer networking products, from 2009 to 2016, including most recently as Corporate Controller. Mr. Young holds a B.A. degree from Brigham Young University and an M.S. in accountancy from San Jose State University.

Chan W. Lee was a member of the Company’s founding team and has served as Chief Operating Officer since September 2021. Before his appointment as Chief Operating Officer, Mr. Lee served as Vice President, VLSI since February 2004. Prior to joining the Company, Mr. Lee held management-level positions at Afara Websystems, Inc., a developer of throughput-oriented microprocessor technology that was acquired by Sun Microsystems in 2002, and Intel Corporation, a semiconductor company. Mr. Lee holds B.S. and M.S. degrees in electrical engineering from Cornell University.

Chi-Hong (John) Ju was a member of the Company’s founding team, and has served as Sr. Vice President, Systems since September 2021. Prior to that, Mr. Ju served as Vice President, Software since February 2004. Before joining the Company, Mr. Ju held management-level positions at Afara Websystems, C-Cube Microsystems, Inc., a developer of digital video processors, and Sarnoff Research Lab, a pioneer of video technology. Mr. Ju holds a B.S. degree in electrical engineering from National Taiwan University and a M.S. degree in electrical and computer engineering from Princeton University.

Yun-Lung (Michael) Chen has served as our Vice President, Business Development since June 2011, and was Sr. Director of Sales from January 2005 to June 2011. Prior to joining Ambarella, Mr. Chen was Director of Sales for Marvell Technology, a semiconductor company, from December 2002 to October 2003. From October 1997 to October 2002, Mr. Chen served as Director of Sales for Wintech Microelectronics, a distributor of electronics. Mr. Chen holds a B.S. degree in industrial engineering from Tung Hai University in Taiwan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation programs and policies, as well as the compensation decisions made under those programs, for our named executive officers (“NEOs”) for fiscal year 2026, ended January 31, 2026. Our NEOs for fiscal year 2026 were:

Name	Position(s)
Feng-Ming (Fermi) Wang, Ph.D.	Chairman of the Board of Directors, President and Chief Executive Officer
John A. Young	Chief Financial Officer
Leslie Kohn	Chief Technology Advisor and Former Chief Technology Officer and Director
Chan Lee	Chief Operating Officer
Chi-Hong (John) Ju	Sr. Vice President, Systems

Mr. Kohn resigned his roles as an executive officer and director of the Company in November 2025 but continues to serve as Chief Technology Advisor of the Company.

The information contained in this Compensation Discussion and Analysis should be read in connection with the compensation tables below, which provide a detailed view of the compensation paid to our NEOs in fiscal year 2026.

Overview

Our executive compensation program is designed to attract, retain and reward leaders who are critical to managing our business, executing our strategy, achieving our growth objectives, and fostering the high-performing workforce needed to support our long-term success. Our industry is characterized by high demand and intense competition for talent, including management talent, and we frequently compete for talent with companies much larger than us. In this environment, we provide a total compensation package that we believe is competitive, performance-oriented and aligned with shareholder interests, and that is intended to achieve the following:

•	motivate and reward high-performing leaders whose skills, judgment and execution are critical to our success;

•	link a meaningful portion of total compensation to achievement of annual corporate objectives and individual performance;

•

create long-term incentives to increase shareholder value and deliver revenue growth, with a significant portion of compensation in the form of performance-based restricted stock units (“PRSUs”) tied to relative total shareholder return and revenue growth over a three-year period; and

•	provide total compensation that is fair, reasonable and competitive.

Executive Summary

Fiscal Year 2026 Business Highlights

Ambarella is a leading developer of low-power system-on-a-chip (SoC) semiconductors and software for edge and physical artificial intelligence (AI) applications and intelligent automation. Until 2023, a majority of our revenue originated from human-viewing only applications with video and image processors for enterprise, public infrastructure and home applications, such as security cameras, sports and wearable cameras, aerial drones, and automotive video recorders. Our recent development efforts have focused on creating advanced AI inference technology that enables edge devices to perceive, reason about, and interact with the physical world based on the data collected from cameras and other types of sensors. This edge AI market, where devices must make autonomous decisions by acting as intelligent agents at the edge, is nascent but growing quickly. Our products today target a wide variety of human viewing and edge AI applications, including a variety of video security cameras, automotive camera systems, fixed robots, autonomous mobile robots, industrial applications, intelligent transportation systems, and consumer devices. We have established a strong position in the edge AI market, having shipped 45 million edge AI SoCs and built a product portfolio supporting more than 200 different AI model architectures, but keeping this momentum will require continued access to top talent.

We achieved several notable milestones during fiscal year 2026 in our ongoing expansion into the edge AI market, including:

•	Achieving record annual revenue of $390.7 million, an increase of 37% over the prior year;

•	Continuing to increase the percentage of our total revenue from our AI inference SoCs;

•	Extending our history of net cash flow from operations while maintaining zero debt;

•

Taping out our first 4 nanometer and 2 nanometer SoC designs, to provide expanded AI processing for a wide range of edge AI perception applications with lower power consumption than our current products;

•	Continuing penetration of our edge AI SoCs into advanced security cameras, automotive fleet telematics, automotive in cabin systems, access control, and AI-enabled portable consumer electronics; and

•

Introducing our new Ambarella Developer Zone, designed to support Ambarella’s ecosystem of partners to learn, build and deploy edge AI applications using Ambarella technology on a variety of edge systems.

Fiscal Year 2026 Executive Compensation Highlights

We believe our compensation programs support disciplined pay-for-performance outcomes and have been effective in attracting, retaining, and motivating our employees and executives. Key fiscal year 2026 compensation highlights include:

•

Base Salaries: In February 2024, in light of a challenging business environment, the Compensation Committee reduced the base salaries of our chief executive officer (“CEO”) and other NEOs for fiscal year 2025. Following a recovery in fiscal year 2025 and better outlook for fiscal year 2026, the Compensation Committee reinstated the prior base salaries of our CEO and other NEOs and provided market-based increases of 2.5% and 3.5%, respectively.

•

Annual Bonus Awards: The Company made individual awards under our fiscal year 2026 annual bonus plan to NEOs that were 136% -153% of target, reflecting the Company’s financial performance, achievement of annual corporate goals established at the beginning of the year, and individual contributions.

•	Long-Term Incentive Compensation Awards:

•

The Company granted restricted stock unit (“RSU”) and PRSU awards to our CEO and other NEOs based on a 50/50 split between RSUs and PRSUs. Approximately 84% of our CEO’s, and, on average, 80% of our other NEOs’, target total direct compensation (salary, bonus opportunity and long-term equity awards) consisted of RSUs and PRSUs.

•

Consistent with the prior fiscal year, fiscal year 2026 PRSUs are subject to a three-year relative total shareholder return (“TSR”) performance metric measured against an index of the semiconductor companies included in the Russell 2000 Index.

•

To emphasize revenue growth, and consistent with the prior fiscal year, PRSUs awarded in fiscal year 2026 also include a three-year cumulative revenue average growth rate performance (Revenue CAGR) metric.

•	The Compensation Committee certified the Company’s TSR performance for PRSUs granted in 2023 at the 50th percentile of the peer group, resulting in a 100% payout of these PRSU awards.

Aligning Pay for Performance

The cornerstone of our executive compensation program is pay for performance. While we provide competitive base salaries and benefits, a significant portion of our NEOs’ compensation opportunity is variable and tied to performance through annual cash incentives and long-term equity awards. As our business continues to transition from legacy consumer camera markets to edge AI applications, our compensation programs are intended to motivate our employees and executives to execute strategic initiatives that we believe will make us successful and to align management with shareholders by incentivizing sustainable, long-term growth.

To that end, a majority of our NEOs’ fiscal year 2026 target total direct compensation was variable and long-term oriented, with a substantial portion explicitly performance based. The composition of the total annual compensation of our CEO and other NEOs for fiscal year 2026, as reported in the Summary Compensation Table further below, was as follows:

CEO FY2026 Compensation	Other NEO FY2026 Compensation

Corporate Governance Best Practices

What we do:	What we don’t do:

✓

Link pay and performance by establishing corporate performance objectives under our fiscal year 2026 plan and granting a substantial portion of pay in the form of equity awards, including performance-based awards

✓

Have robust stock ownership guidelines for our NEOs

✓

Have a clawback policy for performance-based compensation paid to our NEOs

✓

Have double-trigger change in control provisions in our NEO severance agreements

✓

Have an independent compensation consultant that is engaged by, and assists, our Compensation Committee

✓

Conduct annual “say-on-pay” advisory votes

✓

Engage in discussions with shareholders regarding our executive compensation programs

✓

Regular review by our Compensation Committee of our compensation-related risk profile

✗

No employment agreements with NEOs other than standard change in control severance agreements

✗

No hedging or pledging of company stock by directors or NEOs

✗

No excessive perquisites to NEOs

✗

No “tax gross-ups”, except in case of legacy agreements with two company founders

Shareholder Feedback and Shareholder Advisory Votes

We seek to engage with shareholders to solicit feedback relating to executive compensation and corporate governance practices. Members of our management team regularly conduct meetings and telephone calls with shareholders. During our fiscal year 2025 engagement, our Lead Independent Director, General Counsel and Vice President of Corporate Development and Investor Relations met with shareholders representing over 23% of our total shares outstanding. Discussion topics included: a proposed amendment to our omnibus Equity Incentive Plan, executive compensation, our Board assessment and refreshment processes, and corporate governance and sustainability. Feedback from shareholders is considered by the Compensation Committee in structuring the executive compensation program and such feedback has led to changes in our compensation program from time to time.

We conduct annual Say-on-Pay advisory votes, which have received strong support since 2019. Most recently, our Say-on-Pay proposals at the 2023, 2024 and 2025 annual shareholder meetings resulted in votes of approximately 89%, 88% and 93%, respectively, in favor of the executive compensation program. In light of such consistently strong support, we generally maintained the structure of our executive compensation program for fiscal year 2026.

Framework for Determining Executive Compensation

Since our initial public offering in 2012, we have continued to make incremental changes to our executive compensation program to adopt practices that are appropriate for the Company given our business, industry, size, growth, and other factors. We have engaged an independent compensation consultant, including for fiscal year 2026, which assists our Compensation Committee in determining executive compensation. We previously have considered and used different types of equity awards to grant our NEOs, and over the last few years have granted a mix of RSUs and PRSUs, as we continuously strive to establish a mix that appropriately emphasizes pay for performance, compensation that is competitive with the market and provide appropriate incentive to drive our business success and retain our key talent.

The Role of the Compensation Committee and Board of Directors

The Compensation Committee is primarily responsible for the executive compensation program for our executive officers. The Compensation Committee reports to the Board on its discussions and actions and, in some cases, recommends to the Board the decisions to be made and other actions to be taken with regard to our executive officers’ compensation. The Compensation Committee formally met five times during fiscal year 2026, to review and discuss matters related to compensation of our employees and executive officers (as well as to discharge such other duties as necessary or appropriate). Portions of these meetings were held with members of management in attendance and each meeting included a closed session portion without members of management present. The meetings also included members of our compensation consultant (as described below). Our Compensation Committee’s decisions regarding executive compensation are based on the Compensation Committee’s assessment of the performance of the Company and each individual executive officer, as well as other factors as the Compensation Committee may deem relevant, such as prevailing industry trends, the competitive market for executive talent, and compensation practices of our peers.

The Role of Management

A key objective of our executive compensation program is to align compensation with our business strategy and the interests of our shareholders. Our Compensation Committee receives input from our CEO on business operations and the compensation rewards and incentives that would be most effective in achieving this alignment. Our CEO also provides recommendations regarding base salary, short term bonus and long-term incentive compensation for our NEOs (other than for himself) based on the Company’s operating results, an NEO’s individual role and contributions, internal pay equity, and retention. Our CEO attends certain Compensation Committee meetings and is involved in the process of setting our NEOs’ compensation, provided that our CEO does not make recommendations as to his own compensation or participate in Compensation Committee discussion of his own compensation. Our Vice President of Human Resources also meets with our Compensation Committee and our compensation consultant to provide data and develop our broad compensation programs. Our Compensation Committee considers management’s recommendations but is not required to follow any recommendations and may adjust compensation up or down as it determines in its discretion. Our Compensation Committee reviews the recommendations and other data and approves or makes recommendations to the Board as to each NEO’s total compensation, as well as each individual compensation component.

The Role of the Compensation Consultant

The Compensation Committee has the authority to appoint and retain a compensation consultant. The reasonable fees for services rendered by the compensation consultant are paid by the Company. For fiscal year 2026, our Compensation Committee engaged Semler Brossy Consulting Group, LLC (“Semler Brossy”) to provide compensation consulting services and Semler Brossy served at the discretion of the Compensation Committee. Services provided by Semler Brossy included presenting market data and compensation practices of our compensation peer group companies (as described below) to the Compensation Committee; advising on executive compensation trends; analyzing our NEOs’ salary, short-term incentive and equity incentive compensation in relation to market data; assisting the Compensation Committee with evaluating our equity incentive program and our annual bonus program to ensure they are aligned with desired objectives; assisting the Compensation Committee with a risk assessment; and attending Compensation Committee meetings as requested by the Compensation Committee. Semler Brossy provides no services to the Company other than those it provides to the Compensation Committee.

The Compensation Committee assesses Semler Brossy’s independence annually under SEC and Nasdaq standards and has concluded that Semler Brossy was independent and that no conflict of interest exists as to its work.

Peer Companies

In setting executive compensation for fiscal year 2026, our Compensation Committee considered the compensation data gathered by Semler Brossy for the Company’s peer group of companies, although it did not benchmark or otherwise target our compensation to any specific percentile or range with respect to our compensation peers. Rather, the Compensation Committee considers market data from the peer group alongside considerations such as each executive’s skill set, experience and role, as well company and individual performance. The peer group’s primary purpose is to inform on pay program design, relationship of pay and performance, and equity usage at companies of similar size and industry profile.

The Compensation Committee has utilized a peer group among semiconductor companies with revenue of approximately 1/3 to 3 times the then revenue of the Company and market capitalization of approximately 1/3 to 3 times the then market capitalization of the Company. The Compensation Committee, following consultation with Semler Brossy, has made adjustments to the peer group from time to time to maintain alignment of the peer group with the Company’s market cap, revenues, industry and growth profile.

Prior to fiscal year 2026, the Compensation Committee made several adjustments to the peer group. One company (Alteryx) was removed due to its acquisition, and one company (Indie Semiconductor) was added based upon its business alignment and market valuation. Several peer companies were retained in the group despite not meeting all the quantitative screening criteria based upon strong business alignment with the Company. This updated peer group was used for the basis of fiscal year 2026 compensation decisions, and included the following companies:

Alpha and Omega Semiconductor	MACOM Technology
Altair Engineering	MaxLinear
AppFolio	Power Integrations
C3.ai	Rambus
Cerence	Semtech
Impinj	SiTime
Indie Semiconductor	Synaptics
Lattice Semiconductor	Universal Display
Luminar

Elements of Executive Compensation

The compensation of our NEOs consists of the following principal components:

•	base salary;

•	performance-based bonuses;

•	equity incentive awards, including performance-based awards; and

•	severance and change of control benefits.

We strive to achieve an appropriate mix between cash compensation and equity incentive awards to meet our objectives. While we have historically had a high percentage of compensation provided in the form of equity, we do not apply any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, or between cash and various equity-based awards.

Our Board, led by our Compensation Committee, generally conducts an annual review of our executive compensation, as well as the mix of components used to compensate our NEOs. In reviewing and setting the executive compensation for fiscal year 2026, our Compensation Committee and Board relied on its collective judgment, recommendations from Dr. Wang (for executives other than Dr. Wang), the relative pay among the management team members, and its assessment of each executive officer’s role, responsibilities and overall contribution to the business in determining the size and mix of compensation for each executive, and Semler Brossy’s analysis of executive pay practices of the Company’s compensation peers. Given our strong commitment to pay for performance, the large majority of each NEO’s target total direct compensation was variable and subject to the achievement of performance objectives that are important for the growth and success of the Company.

Base Salary

Our base salaries are intended to provide financial stability, predictability and security of compensation for our executive officers for fulfilling their core job responsibilities. The base salaries of our NEOs are based primarily on role, the scope of their responsibilities, experience, performance and contributions, and our Compensation Committee’s understanding of compensation paid to similarly situated executives. None of our NEOs has an employment agreement that provides for automatic or scheduled increases in base salary. Base salaries are reviewed by the Compensation Committee and adjusted from time to time to align salaries with market levels after considering an executive’s individual role and responsibilities, experience, expertise, performance, and our overall compensation budget.

For fiscal year 2025, in furtherance of the Company’s efforts to control expenses during a challenging period, the Compensation Committee approved decreases in base salaries for our CEO and other NEOs (other than Mr. Young), which resulted in base salaries for fiscal year 2025 that were 10% lower for our CEO and 5% lower for our other NEOs, as compared to fiscal year 2024. For fiscal year 2026, in light of the Company’s improved financial outlook and after reviewing industry benchmarks in consultation with Semler Brossy, the Compensation Committee increased base salaries for our CEO and other NEOs by first reinstating their base salaries to the pre-reduction (fiscal year 2024) levels and then providing market-based raises of 2.5% and 3.5%, respectively.

The following table sets forth the annual base salary for each of our NEOs for fiscal year 2026:

Name	Year 2026 Base Salary	Change from Fiscal Year 2025(1)	Change from Fiscal Year 2024
Fermi Wang	$575,000	13.8%	2.5%
John Young(2)	$310,440	3.5%	—
Leslie Kohn	$388,592	8.9%	3.5%
Chan Lee	$352,176	8.9%	3.5%
John Ju	$321,865	8.9%	3.5%

(1)

The “Change from Fiscal Year 2025” column reflects increases from fiscal year 2025 base salaries that were reduced versus fiscal year 2024 (10% for our CEO and 5% for our other NEOs, other than Mr. Young).

(2)	Mr. Young had his salary set at $300,000 for fiscal year 2025 in connection with his appointment as Chief Financial Officer effective at the beginning of the 2025 fiscal year.

Annual Performance-Based Bonuses

Overview of the Annual Bonus Program

Our NEOs are eligible to receive bonuses under our annual bonus plan established at the beginning of the fiscal year. Annual bonuses are intended to motivate executives to achieve, and reward executives for achieving, important corporate financial and operational goals, as well as individual performance.

Shortly after the Board approves the Company’s annual operating budget, the Board establishes an annual bonus pool for employees and executives. Target bonuses for our CEO and other NEOs are set as a percentage of base salary. For fiscal year 2026, these target bonus percentages remained consistent with fiscal year 2025.

The fiscal year 2026 bonus plan linked a portion of employee and executive compensation to our actual financial and operational performance. Consistent with our approach since fiscal year 2020, the fiscal year 2026 bonus plan was based on three equally-weighted (at target) performance metrics: (i) annual revenue, (ii) annual operating profit before bonus accruals, and (iii) a set of strategic objectives (four in fiscal year 2026).

After the Compensation Committee certifies performance against these goals, the bonus pool size is adjusted based on the level of achievement. The Compensation Committee then determines the amount awarded to each individual NEO, with input from the CEO, based on factors such as the executive’s role and individual contributions to the Company’s financial results and strategic objectives. The bonus award for Dr. Wang, as CEO, is recommended by the Compensation Committee and approved by the Board.

Performance Metric Selection and Goal Setting.

As noted above, for fiscal year 2026, the executive bonus program was based on three equally-weighted, performance metrics: (i) annual revenue, (ii) annual operating profit before bonus accruals, and (iii) a set of strategic objectives. These metrics were selected because the Compensation Committee and Board believe they are important indicators of our performance as a growing company and reflect successful execution of our annual operating plan. While revenue remained an important focus for the Company’s overall business success, the operating profit goal helped to ensure that pursuing revenue and research & development was balanced with efforts to achieve profitable margins and manage expenses. The operating profit goal is a non-GAAP measure and refers to GAAP operating income, excluding (a) stock-based compensation and the associated tax impact and (b) bonus accruals. The strategic objectives metric consists of short-term objectives that support the Company’s efforts to expand its presence in the evolving edge AI market across a broader range of applications, including advanced video security cameras, automotive safety systems, fixed robots, autonomous mobile robots, and industrial applications, which we believe will create long term value for our stakeholders.

The Compensation Committee established threshold, target and maximum achievement levels for each of the three performance metrics. After the Compensation Committee certifies performance against these metrics, the executive bonus pool is funded between 0% and a maximum of 167% of target based on the level of achievement. Failure to achieve threshold performance for any specific metric results in no payout for that portion of the bonus pool, and failure to achieve threshold performance for all metrics results in no bonus pool payout. Funding between performance levels is calculated using linear interpolation.

The executive bonus pool funding levels resulting from performance achievement for the two financial performance metrics were as follows:

Revenue

Attainment vs. Plan	Revenue Amount	Percentage of Revenue-Related Portion of Pool Funded
Threshold	$294.8 million	0%
Target	$335.0 million	100%
Maximum	$375.2 million	150%

Non-GAAP Operating Profit

Attainment vs. Plan	Operating Profit Amount	Percentage of Operating Income- Related Portion of Pool Funded
Threshold	- $21.4 million	0%
Target	- $1.4 million	100%
Maximum	$18.6 million	150%

The Compensation Committee intended that the difficulty of attaining the goals would be relatively consistent with prior years and would require strong operational performance. The financial metric targets under the fiscal year 2026 annual bonus plan represented a 17.5% increase in revenue and an $8.3 million improvement in operating profit over the prior year’s results. These targets were established when there remained uncertainty regarding ongoing inventory correction efforts among our customers, continued heightened geopolitical events, increased expenses associated with continued development of the Company’s new edge AI solutions, and cyclical challenges in the semiconductor industry. The Compensation Committee also noted that the revenue target was above the projected industry growth rate and above the targets of certain industry peers.

For the fiscal year 2026 annual bonus plan, the strategic objectives were as follows (with points assigned for achievement):

•	Securing design wins for an automotive ADAS or Level2+ autonomous applications or automotive radar software applications (up to a maximum of 4 points);

•	Securing design wins for AIoT applications using the Company’s new AI SoCs (up to a maximum of 4 points);

•	Achieving an engineering development milestone related to the Company’s software stack (4 points); and

•	Achieving a product development milestone related to the Company’s initial 2nm SoC product (up to a maximum of 1 point).

The strategic objectives-related portion of the bonus pool was scheduled to fund as follows (with linear interpolation of funding amounts for performance between the listed performance achievement amounts):

Attainment vs. Plan	Points Achieved	Percentage of Strategic Objective- Related Portion of Pool Funded
Threshold	2 points	0%
Target	7 points	100%
Maximum	13 points	200%

Fiscal Year 2026 Performance

For fiscal year 2026, we exceeded the maximum targets for the revenue and operating profit metrics, and exceeded the target level for the strategic objectives metric for executives. The higher-than-target revenue performance was primarily attributable to strong customer adoption of the Company’s new AI inference SoCs. The higher-than-target operating profit was primarily due to the higher-than-anticipated revenue. In addition, we achieved or partially achieved each of the strategic objectives.

Based on these results, the Compensation Committee determined the overall percentage achievement at 147% of target, as follows:

Metric	Weight	Target Performance Goal	Actual Results	Payout Factor (% of Target)
Revenue	33.3%	$335 million	$390.7 million	150%
Operating Profit	33.3%	- $ 1.4 million	$ 28.9 million	150%
Strategic Goals	33.3%	7.0 points	9.5 points	142%
Total	100%			147%

Under our fiscal year 2026 annual bonus plan, our Compensation Committee and Board had the discretion to reduce, eliminate or increase the size of the bonus pool. The Compensation Committee did not make any changes to the performance metrics or size of the bonus pool for fiscal year 2026.

Individual Bonus Opportunity

At the start of fiscal year 2026, the Compensation Committee approved target bonus levels, expressed as a percentage of base salary, for the CEO and other NEOs. The target bonus level for our CEO was 100% of his base salary, and the target bonus levels for our other NEOs ranged from 65% to 75% of their base salary, all of which were consistent with the prior year.

Before bonus awards were allocated, our CEO met with the Compensation Committee and provided recommendations regarding individual bonus allocations for the NEOs other than himself. Dr. Wang recommended bonus allocations for the management team, including the other NEOs, at levels consistent with the degree of overachievement under the fiscal year 2026 bonus plan. The Compensation Committee considered these recommendations, as well as historical allocations and the executives’ individual experience and contributions to the Company’s financial and operational results.

The Compensation Committee made annual bonus awards to our NEOs other than Dr. Wang as set forth in the table below. The bonus award for Dr. Wang, as CEO, was recommended by the Compensation Committee and approved by the Board.

Name	Fiscal Year 2026 Bonus Target (% of Base Salary)	Fiscal Year 2026 Bonus Target	Fiscal Year 2026 Bonus Awarded	Fiscal Year 2026 Bonus Award (% of 2026 Bonus Target)
Fermi Wang	100%	$575,000	$846,000	147%
John Young	70%	$217,308	$300,000	138%
Leslie Kohn	75%	$291,444	$395,000	136%
Chan Lee	75%	$264,132	$395,000	150%
John Ju	65%	$209,212	$320,000	153%

Bonus awards were paid to the NEOs in March 2026 and, consistent with prior years, were paid in the form of fully-vested stock awards.

Equity Incentive Awards

Equity-based compensation is our primary long-term incentive compensation component. It is designed to support both retention and long-term performance. We believe that tying a significant portion of pay to long-term incentives encourages our executive officers to grow revenue and earnings, enhance shareholder value, and align the interests of our executives and shareholders. For fiscal year 2026, equity awards represented 84% of total direct target compensation (consisting of salary, target bonus opportunity and long-term equity awards) for our CEO and, on average, 80% of total direct target compensation for our other NEOs. Equity awards to our executives, including our NEOs, are typically granted in the first quarter of the fiscal year.

Long-Term Incentive Design

Since fiscal year 2020, our NEOs have received equity awards consisting of 50% PRSUs and 50% time-based vesting RSUs. We believe this mix balances our emphasis on linking executive compensation to long-term financial performance and shareholder value creation with our need to retain key talent in a highly competitive market.

For fiscal year 2026, the Board, upon recommendation of the Compensation Committee, established a target equity award pool (including both time-based and performance-based restricted stock units) for our NEOs and certain other high-level employees. Individual grants were then allocated based upon several factors, including individual performance, retention needs, historical allocations and competitive market data.

The individual annual RSU and PRSU grants for our NEOs for fiscal year 2026 were as follows:

Name	Time-based RSUs (#)	Grant Date Fair Value of Time-based RSUs ($)	PRSUs (at Target) (#)	Grant Date Fair Value of PRSUs (at Target) ($)
Fermi Wang	39,120	2,403,142	39,120	3,530,189
John Young	12,388	760,995	12,388	1,117,893
Leslie Kohn	19,560	1,201,571	19,560	1,765,094
Chan Lee	18,256	1,121,466	18,256	1,647,421
John Ju	12,388	760,995	12,388	1,117,893

The number of PRSUs granted was determined using the same method as the time-based RSUs, by dividing the target dollar amount by a trailing average closing price on the grant date. Consistent with prior years, a 30-trading day trailing average was used to determine the average closing price on the grant date. For accounting purposes, the grant date fair value of the time-based RSUs was determined by multiplying the number of shares subject to the RSUs by the closing price of our ordinary shares on February 28, 2025 (the RSU grant date), which was $61.43. For accounting purposes, the grant date fair value of the PRSUs for accounting purposes was determined using a Monte Carlo simulation model, which results in a different per-share grant date fair value than for time-based RSUs, and that value is reflected above and in the Summary Compensation Table and the Grants of Plan-Based Awards Table below.

Time-Based Restricted Stock Unit Design Detail

One-half of our annual equity awards is granted as restricted stock units subject to time-based vesting. The annual RSUs granted to our NEOs vest in equal quarterly installments over the three years following grant, subject to the executive’s continued service through each vesting date.

Performance-Based Restricted Stock Unit Program Design Detail

Since fiscal year 2020, our performance-based equity awards have included a performance metric tied to the Company’s three-year total shareholder return (TSR). As equity is the largest component of our NEOs’ compensation, we believe this structure focuses our management team on long-term value creation and further aligns executives’ interest with those of the shareholders. Since fiscal year 2023, the Company’s TSR has been measured against the TSR of an index of semiconductor companies in the Russell 2000 Index (the “TSR Peers”) to align with the Company’s size and scale.

For the fiscal year 2026 PRSU awards, TSR is calculated using a 50-day average as of February 1, 2025 and January 31, 2028. If our TSR performance for the three-year period from February 1, 2025 through January 31, 2028 (the “Performance Period”) is at the 50th percentile of the TSR of the TSR Peers, then 100% of the target number of PRSUs will vest, subject to the executive remaining in service with the Company through the vesting date. If our TSR performance ranks at or above the 75th percentile of the TSR Peers over the Performance Period, then 200% of the target number of PRSUs will vest. If our TSR performance ranks at the 25th percentile or lower of the TSR Peers over the Performance Period, then 0% of the target number of PRSUs will vest. For relative TSR performance between these threshold and maximum points, the Compensation Committee will determine the percentage of the target number of PRSUs that will vest through linear interpolation.

Company Relative TSR Performance (TSR percentile ranking)	Percentage of PRSUs Vesting (as a percentage of the Target Number of PRSUs)
25th percentile or lower	0%
50th percentile	100%
75th percentile or higher	200%

Consistent with fiscal years 2024 and 2025, the PRSUs also include a three-year cumulative revenue growth metric (the “Revenue CAGR”) in recognition of the Company’s continued focus on scaling revenue. The Revenue CAGR metric applies only if the Company’s TSR performance over the Performance Period is both positive and at or above the median TSR of the TSR Peers. The Revenue CAGR metric measures the Company’s compound annual revenue growth rate over the Performance Period. Achievement of the Revenue CAGR target will increase the number of PRSUs earned by up to 50% of the target amount. The percentage of the target amount of PRSUs earned pursuant to the Revenue CAGR metric is (a) 0% if the Company’s three-year Revenue CAGR is 10% or less; and (b) 50% if the Company’s three-year Revenue CAGR is 15% or higher. For performance between 10% and 15%, the percentage of target PRSUs earned is determined through linear interpolation.

3-year Revenue CAGR Percentage (assuming positive TSR and at or above median of peer group)	Additional Percentage of the Target Number of Restricted Stock Units that Vest
10% or less	0%
15% or greater	50%

2023 PRSU Grant TSR Performance Certification

In February 2026, the Compensation Committee certified the relative TSR performance for PRSUs granted in 2023 for the three-year period from February 1, 2023 through January 31, 2026. The Compensation Committee certified the Company’s TSR performance over this period at the 50th percentile of the peer group. As a result, 100% of the target number for PRSUs granted in 2023 was earned. No additional PRSUs were earned under the Revenue CAGR metric for these awards.

Severance and Change of Control Benefits

Employment of our executive officers is “at will.” Prior to our initial public offering, we entered into severance and change of control agreements with Dr. Wang and Messrs. Kohn, Lee, and Ju, pursuant to which they are entitled to receive compensation and other benefits in connection with certain terminations of employment and terminations of employment in connection with a change of control event. Following his appointment as Chief Financial Officer, we entered into a change of control agreement with Mr. Young in substantially the same form as Dr. Wang’s and Mr. Kohn’s agreement, except without a tax “gross-up” provision. In 2025, we made some clarifications to specific non-economic terms of the severance and change of control agreements, other than for Dr. Wang and Mr. Kohn, to provide for more consistency across the NEOs with regard to the definition of a “good reason” is resignation.

Our goal in providing certain severance and change of control benefits is to offer sufficient cash continuity protection such that the executive will focus his full time and attention on the requirements of our business rather than the potential implications for his respective position. We prefer to have certainty and internal parity regarding the potential severance amounts payable to our NEOs under certain circumstances, rather than negotiating severance at the time that an NEO’s employment terminates. We have also determined that accelerated vesting provisions are appropriate because they will encourage our NEOs to stay focused on our business in such circumstances, rather than focus on the potential implications for them.

These agreements are described in more detail below under “Employment, Severance and Change of Control Arrangements.”

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Each NEO is eligible to participate in all of our employee benefit plans generally applicable to employees on a broad basis in the country in which the executive is located. Our U.S.-based NEOs are eligible to participate in our U.S.-based employee benefits plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. Mr. Ju has received an allowance for housing in Taiwan near our Taiwan office to facilitate his ability to work efficiently when traveling to such office.

Other than the broad-based benefits and limited perquisites described above, we do not offer any perquisites to our NEOs.

Anti-hedging and Anti-pledging

Under our insider trading policy, all of our directors and executive officers, including all of our NEOs, are prohibited from any hedging or similar transactions designed to decrease the risks associated with holding our securities. In addition, our NEOs may not pledge our securities as collateral for loans.

Stock Ownership Guidelines
We have established stock ownership guidelines applicable to our NEOs and non-employee
directors. The guidelines promote share ownership by requiring NEOs and non-employee
directors to attain and maintain a minimum share ownership level equal to a multiple of his or her base salary or annual cash retainer. The required ownership levels under the guidelines are as follows:

Position	Ownership Requirement
Chief Executive Officer	5x Annual Base Salary
Other Named Executive Officers	3x Annual Base Salary
Non-Employee Director	5x Annual Cash Retainer
The following equity holdings qualify towards satisfaction of the ownership guidelines: shares owned directly or indirectly by the officer or non-employee
director, shares underlying stock options to the extent vested (less the value of the exercise price applicable to such options), and shares underlying restricted stock and other full value awards to the extent vested or that are unvested and for which the only requirement to earn the award is continued service. Shares underlying PRSUs are not included in determining ownership under these guidelines. Should any NEO or non-employee
director not satisfy the stock ownership guidelines such NEO or non-employee
director must retain at least 50% of any net shares derived from vested restricted stock or restricted stock units, exercised stock options or stock purchase plan holdings until his or her guideline is met. As of January 31, 2026, all of our NEOs and
non-employee
directors satisfied their equity ownership requirements.
Compensation Recovery Policy
Our Board first adopted an Executive Compensation Clawback Policy in fiscal year 2017. Under the policy, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirements under the securities laws caused by misconduct, we can seek recoupment from current or former NEOs who participated in the misconduct of an amount corresponding to any performance-based compensation (including any annual bonus or equity-based awards) that the Company determines would not have been granted, vested or paid had the Company’s results as originally reported been equal to the Company’s results as subsequently restated. The policy applies to incentive compensation granted for fiscal years commencing after January 31, 2017.
In November 2023, we adopted a Compensation Recovery Policy designed to comply with the recently adopted Exchange Act rules and Nasdaq listing standards. Pursuant to this policy, in the event that the Company is required to restate its audited financial statements due to material noncompliance with any financial reporting requirement under the securities laws, each current or former executive officer participant shall be required to immediately repay the Company any performance-based compensation, which includes awards under our bonus plan and settlement of any PRSUs, they received during the three completed fiscal years period preceding the date upon which the Company concludes, or reasonably should have concluded, that it is required to prepare, or is directed by a legally authorized body to prepare, the restatement that is in excess of what would have been paid to the executive officer participant under the restated financial statement. The policy applies to incentive compensation received after October 2, 2023.
Practices Related to the Grant of Equity Awards
We typically do not grant stock options or similar awards as part of our standard equity compensation programs. We do not schedule equity award grants in anticipation of the release of material non-public
information, nor do we time the release of material
non-public
information for the purpose of affecting the value of executive compensation. Our policy is to generally grant equity awards, including awards to executive officers, employees and non-employee
directors, effective as of the close of market on the second trading day following the release of our quarterly earnings results.

Tax and Accounting Considerations
Deduction Limitation
Section 162(m) of the U.S. Internal Revenue Code of 1986, as
amended
, or the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO, CFO and certain other employees including our NEOs. While the Board and our Compensation Committee generally consider the financial accounting and tax implications of compensation decisions, neither element has been a material consideration in the compensation awarded to our NEOs historically. To maintain flexibility in compensating our executive officers in a manner designed to achieve our corporate objectives, the Board and Compensation Committee do not require that all compensation be deductible.
Accounting for Stock-Based Compensation
We follow FASB ASC Topic 718, Compensation—Stock Compensation, for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payments made to our employees and the members of our Board based on the grant date “fair value” of these awards. This calculation is performed for financial accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. FASB ASC Topic 718 also requires us to recognize the compensation cost of our share-based compensation awards in our income statements over the requisite employee service period.

COMPENSATION COMMITTEE REPORT2

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with Ambarella’s management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Ambarella’s Proxy Statement.

D. Jeffrey Richardson (Chairman)

Gregory M. Bryant

Hsiao-Wuen Hon

Chenming C. Hu

Compensation Risk Assessment

Our Compensation Committee assesses and considers potential risks when considering and approving the compensation programs for our executive officers and employees. Based upon this assessment, we believe our compensation programs are structured in a manner that does not create risks reasonably likely to have a material adverse effect on us in the future. Our Compensation Committee retains oversight of all compensation decisions relating to our executive officers. Our compensation programs are designed with features to address potential risks while rewarding employees and executives for achieving financial and corporate objectives. The primary component of executive incentive compensation is equity awards with multiple-year vesting, which are intended to encourage long-term growth and appreciation in the value of our business and reduce the incentive for executives and other employees to take risks that might increase short-term compensation at the expense of long-term Company performance and results. In addition, the total amount of performance-based cash incentives is capped. Moreover, we do not offer excessive perquisites.

[2]

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by Ambarella under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than Ambarella’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary Compensation Table for Fiscal Year 2026

The following table summarizes the compensation that we paid or was earned by our chief executive officer, our chief financial officer, and each of our three most highly compensated executive officers during the 2026 fiscal year, which began February 1, 2025 and ended January 31, 2026. We refer to these executive officers in this Proxy Statement as our “named executive officers” (or “NEOs”).

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Feng Ming (Fermi) Wang,	2026	575,000	5,933,330	846,000	—	7,354,330
Chairman of the Board of Directors, President and Chief Executive Officer	2025 2024	504,900 561,000	6,353,359 5,050,710	619,007 196,350	— —	7,477,266 5,808,060

Leslie Kohn	2026	388,592	2,966,665	395,000	—	3,750,257
Chief Technology Advisor and Former Chief Technology Officer and Director (4)	2025 2024	356,748 375,524	3,375,667 2,683,476	340,025 98,575	— 1,500	4,072,440 3,159,075

John Young	2026	310,440	1,878,888	300,000	—	2,489,328
Chief Financial Officer(5)	2025	300,000	3,973,269	260,362	—	4,533,631

Chan Lee	2026	352,176	2,768,888	395,000	—	3,516,064
Chief Operating Officer	2025 2024	323,316 340,332	3,148,944 2,521,994	306,880 89,337	— —	3,779,140 2,932,880

John Ju	2026	321,865	1,878,888	320,000	3,000	2,523,753
Senior Vice President, Systems	2025 2024	295,489 311,041	2,199,170 1,748,295	268,020 70,762	40,000 40,000	2,802,639 2,170,098

(1)

The dollar amounts in this column include aggregate grant date fair values of the RSUs and PRSUs granted in fiscal year 2026, calculated pursuant to FASB ASC Topic 718. These grant date fair values have been determined based on the assumptions described under Note 12 of our financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2026, as filed with the SEC on March 23, 2026. As these values reflect the aggregate grant date fair value in accordance with ASC Topic 718, they do not necessarily correspond to the actual value, if any, that may be realized by the named executive officers. The grant date fair values of the RSUs are determined based on the fair market value of our ordinary shares on the grant date. The grant date fair values of the PRSUs were calculated based on the application of a Monte Carlo simulation model to determine the probable outcomes of the market-based performance conditions. The grant date fair values of the PRSUs do not correspond to the actual values that may be recognized by the holders of these awards, which may be higher or lower based on a number of factors, including Ambarella’s performance, the performance of certain semiconductor companies included in the Russell 2000 Index, and the satisfaction of applicable time-based vesting conditions. Since certain vesting conditions related to the PRSUs are considered market conditions and not performance conditions pursuant to FASB ASC Topic 718, maximum grant date fair values are not provided in this column. The vesting conditions and other terms of the PRSUs are discussed in more detail in the tables entitled “Grants of Plan-Based Awards in Fiscal Year 2026” and “Outstanding Equity Awards at 2026 Fiscal Year End” and in “Compensation Discussion and Analysis.”

The table below sets forth the maximum grant date fair values of the PRSUs granted to Ambarella’s NEOs in fiscal year 2026 assuming all performance conditions are achieved at maximum levels and based upon the fair market value of the awards on the date of grant:

Name	Shares	PRSU Awards Per Share ($)	Maximum Aggregate Value ($)
Fermi Wang	97,800	61.43	6,007,854
Leslie Kohn	48,900	61.43	3,003,927
John Young	30,970	61.43	1,902,487
Chan Lee	45,640	61.43	2,803,665
John Ju	30,970	61.43	1,902,487

(2)	Reflects performance-based bonuses paid to our executive officers for performance for the fiscal years ended January 31, 2026, 2025 and 2024, which were paid in fully-vested stock awards.
(3)	Reflects payments made under our patent incentive program to Mr. Kohn and Mr. Ju. For Mr. Ju, also reflects an allowance for housing in Taiwan near our Taiwan office in fiscal years 2024 and 2025.
(4)

Mr. Kohn voluntarily resigned from his roles as a member of the Board of Directors and an executive officer, effective November 24, 2025. He is currently serving as Chief Technology Advisor of the Company.

(5)	Mr. Young was appointed Chief Financial Officer, and an executive officer, effective February 1, 2024.

Grants of Plan-Based Awards for Fiscal Year 2026

The following table shows, for each of the NEOs, certain information concerning all plan-based awards made in fiscal year ended January 31, 2026. This information supplements the information about these awards set forth in the Summary Compensation Table.

		Estimated Future Payout Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Fermi Wang		0	575,000	958,525
	2/28/2025							39,120	2,403,142
	2/28/2025				0	39,120	97,800		3,530,142
Leslie Kohn		0	291,444	485,837
	2/28/2025							19,560	1,201,571
	2/28/2025				0	19,560	48,900		1,765,094
John Young		0	217,308	362,252
	2/28/2025							12,388	760,995
	2/28/2025				0	12,388	30,970		1,117,893
Chan Lee		0	264,132	440,308
	2/28/2025							18,256	1,121,466
	2/28/2025				0	18,256	45,640		1,647,421
John Ju		0	209,212	348,756
	2/28/2025							12,388	760,995
	2/28/2025				0	12,388	30,970		1,117,893

(1)

Our non-equity incentive plan awards, and how they were determined, are based upon a structure that includes some discretion as to amounts paid to each NEO, as discussed above in “Compensation Discussion and Analysis.” The amounts listed in this table represent the threshold, target and maximum amounts that would have been earned under the fiscal year 2026 annual bonus plan assuming each NEO received their bonus target amount. No amounts are earned for failure to achieve any of the threshold revenue, operating profit before bonus or strategic objectives goals. The actual percentage of the bonus pool allocated to each individual is determined following completion of the fiscal year based on a variety of factors, including historical allocation, the executive’s individual contributions and retention considerations, as well as taking into consideration the CEO’s recommendations. The actual allocation of the bonus pool paid to our NEOs for fiscal year 2026 is reflected in the “Summary Compensation Table” above and in the “Compensation Discussion and Analysis.”
(2)

The amounts shown represent shares potentially issuable pursuant to performance-based restricted stock units (or PRSUs) granted on February 28, 2025, under our Amended and Restated 2021 Equity Incentive Plan. These awards have both “performance” and “continued service” conditions that must be met in order for the executive to receive the shares. Pursuant to the time-based vesting requirements, the target number of shares underlying the equity awards is scheduled to vest on March 15, 2028, subject to continued service through the scheduled vesting date and subject to increase or decrease by 100% of target based on attainment of specified levels of the Company’s total shareholder return (TSR) over the three-year period ending January 31, 2028, as measured against the TSR of the semiconductor companies in the Russell 2000 Index, and subject to increase by up to 50% based on achievement of a three-year cumulative annual revenue growth rate (or Revenue CAGR). The “maximum” level represents the best case TSR and Revenue CAGR performance scenario.

(3)	Represents restricted stock unit grants vesting quarterly over a period of three years, subject to continued service through the applicable vesting dates.
(4)

The dollar amounts in this column do not reflect dollar amounts actually received by our NEOs. Instead, these amounts represent the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718.

Option Exercises and Stock Vested During Fiscal Year 2026

The following table shows certain information concerning value realized upon the exercise of stock options and the vesting of restricted stock unit grants by the NEOs during fiscal year 2026.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Fermi Wang	36,530	2,385,601
Leslie Kohn	19,099	1,246,378
John Young	17,742	1,160,629
Chan Lee	17,790	1,161,251
John Ju	12,356	806,009

(1)

The value realized on exercise is calculated as the difference between the market price of the shares underlying the options exercised on the date of exercise and the applicable exercise price of those options.

(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the market value of the underlying shares on each vesting date.

Outstanding Equity Awards at Fiscal Year-End 2026

The following table shows certain information regarding outstanding equity awards held by our NEOs at the end of fiscal year 2026.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Fermi Wang	50,000	—	$41.36	3/06/2026
					2,300	(3)	147,292
					27,598	(4)	1,767,376
					19,138	(5)	1,225,598
					45,929	(6)	2,941,293
					29,340	(7)	1,878,934
					39,120	(8)	2,505,245

Leslie Kohn					1,222	(3)	78,257
					14,663	(4)	939,019
					10,168	(5)	651,159
					24,403	(6)	1,562,768
					14,670	(7)	939,467
					19,560	(8)	1,252,622

John Young	25,000		$55.80	3/27/2027
					297	(3)	19,020
					3,556	(4)	227,726
					15,000	(9)	960,600
					7,019	(5)	449,497
					16,845	(6)	1,078,754
					9,291	(7)	594,996
					12,388	(8)	793,328

Chan Lee					1,140	(3)	73,006
					13,678	(4)	875,939
					9,485	(5)	607,419
					22,764	(6)	1,457,807
					13,692	(7)	876,836
					18,256	(8)	1,169,114

John Ju
					797	(3)	51,040
					9,553	(4)	611,774
					6,625	(5)	424,265
					15,898	(6)	1,018,108
					9,291	(7)	594,996
					12,388	(8)	793,328

(1)

Vesting of each equity award pursuant to the vesting schedules described in the footnotes to the above table is contingent upon the executive officer’s continued service to the Company through the applicable vesting dates.

(2)

The amounts under “Market Value of Shares of Stock or Units That Have Not Vested” were calculated as the product of the closing price of our ordinary shares on the Nasdaq Global Select Market on January 30, 2026 (because January 31st was a Saturday), which was $64.04, and the number of shares subject to the applicable restricted stock unit award.

(3)	Shares subject to the restricted stock unit award vesting over a three-year period commencing on March 15, 2023, with 1/12 of the shares vesting on a quarterly basis.
(4)

Shares represent an award of performance-based restricted stock units covering a target number of shares. Pursuant to time-based vesting requirements, up to 100% of this award is scheduled to vest on March 15, 2026, subject to continued service requirements. The number of shares eligible to vest on March 15, 2026 may be decreased by up to 100%, increased by up to 150%, or may remain the same, based upon attainment of specified levels of the Company’s (a) total shareholder return and (b) cumulative annual revenue growth rate, over the three-year period ending January 31, 2026.

(5)	Shares subject to the restricted stock unit award vesting over a three-year period commencing on March 15, 2024, with 1/12 of the shares vesting on a quarterly basis.
(6)

Shares represent an award of performance-based restricted stock units covering a target number of shares. Pursuant to time-based vesting requirements, up to 100% of this award is scheduled to vest on March 15, 2027, subject to continued service requirements. The number of shares eligible to vest on March 15, 2027 may be decreased by up to 100%, increased by up to 150%, or may remain the same, based upon attainment of specified levels of the Company’s (a) total shareholder return and (b) cumulative annual revenue growth rate, over the three-year period ending January 31, 2027.

(7)	Shares subject to the restricted stock unit award vesting over a three-year period commencing on March 15, 2025, with 1/12 of the shares vesting on a quarterly basis.
(8)

Shares represent an award of performance-based restricted stock units covering a target number of shares. Pursuant to time-based vesting requirements, up to 100% of this award is scheduled to vest on March 15, 2028, subject to continued service requirements. The number of shares eligible to vest on March 15, 2028 may be decreased by up to 100%, increased by up to 150%, or may remain the same, based upon attainment of specified levels of the Company’s (a) total shareholder return and (b) cumulative annual revenue growth rate, over the three-year period ending January 31, 2028.

(9)	Shares subject to the restricted stock unit award vesting over a four-year period commencing on December 15, 2023, with 1/16 of the shares vesting on a quarterly basis.

Broad Based Employee Benefits

We believe that establishing competitive benefit packages for our employees is an important factor in attracting and retaining highly qualified personnel. Our NEOs are eligible to participate in all of our employee benefit plans, such as medical, dental, disability, vision, group life and accidental death and dismemberment insurance, our patent incentive program and our 401(k) plan, in each case on the same basis as other U.S.-based salaried employees. We do not offer club memberships, automobile allowances, tickets to sporting events or concerts or other perquisites to any of our NEOs as that would be inconsistent with our egalitarian corporate culture.

Pension Benefits

Aside from our 401(k) plan, we do not maintain any pension plan or arrangement under which our NEOs are entitled to participate or receive post-retirement benefits.

Non-Qualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans or arrangements under which our NEOs are entitled to participate.

Potential Payments upon Termination or Change in Control

Severance Arrangements

We have entered into change of control and severance agreements with each of our NEOs. In 2025, we made some clarifications to certain non-economic terms of the severance and change of control agreements, other than for Dr. Wang and Mr. Kohn, to clarify the reasons for which an NEO may resign for “good reason” to provide consistency across the NEOs. Pursuant to such agreements, upon a termination of such NEO by us other than for cause occurring more than three months before or twelve months following a change of control, subject to the execution of a general release of claims, such NEO is entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% (Dr. Wang and Messrs. Kohn and Young) or 50% (Messrs. Lee and Ju) of the executive officer’s then-current annual base salary;

•	payment of a prorated portion of the executive officer’s annual target bonus;

•

immediate acceleration of twelve months (Dr. Wang and Messrs. Kohn and Young) or six months (Messrs. Lee and Ju) of vesting of outstanding options and restricted stock unit (“RSU”) awards; however, the award agreement governing the performance-based restricted stock units modify this treatment with respect to such awards, as described below; and

•	Company-paid premiums for COBRA continuation coverage for up to twelve months (Dr. Wang and Messrs. Kohn and Young) or six months (Messrs. Lee and Ju) after the date of termination.

Change of Control Arrangements

Pursuant to the change of control and severance agreements, upon a termination of the NEO by us other than for cause or, if such officer resigns for good reason, within three months before or twelve months following a change of control, subject to the execution of a general release of claims, our NEOs are entitled to:

•	the payment of accrued salary and vacation;

•	payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary (or, if greater, at the level in effect immediately prior to the change of control);

•	payment of a prorated portion of the executive officer’s annual target bonus;

•

immediate acceleration of vesting of 100% (Dr. Wang and Messrs. Kohn and Young) or 50% (Messrs. Lee and Ju) of outstanding options and RSU awards; however, the award agreement governing the performance-based restricted stock units modify this treatment with respect to such awards, as described below; and

•	Company-paid premiums for COBRA continuation coverage for up to twelve months after the date of termination.

Severance Upon Death or Disability

Pursuant to the change of control and severance agreements, if the NEO terminates due to the NEO’s death or disability (as defined in the agreements) subject to the execution of a general release of claims, such NEO is entitled to payment of a lump sum equal to 100% of the executive officer’s then-current annual base salary. With respect to Messrs. Lee and Ju only, this amount is reduced to 50% of their then-current annual base salary if such termination occurs more than three months before or twelve months following a change of control.

In addition to the foregoing benefits, Dr. Wang and Mr. Kohn also would receive a gross-up payment if such officer is required to pay excise tax under Section 4999 of the Internal Revenue Code, with the amount of such gross-up payment equal to the amount of excise tax. No other executive would receive a gross-up payment. In the event that the severance and other benefits payable to Messrs. Lee, Ju, and Young constitute “parachute payments” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by

Section 4999 of the Internal Revenue Code, then such executive’s benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by such executive on an after-tax basis of the greatest amount of benefits.

For purposes of the change of control and severance agreements above, the term “cause” generally means the occurrence of any of the following events: (i) the executive officer’s willful and continued failure to substantially perform the duties of his position (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (ii) the executive officer’s willful and continued failure to substantially perform the lawful and specific directives of the Board, as reasonably determined by the Board (other than failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment); (iii) the executive officer’s willful commission of an act of fraud or dishonesty resulting in, or is likely to result in, material economic or financial injury to us; or (iv) the executive officer’s willful engagement in illegal conduct that was or is reasonably likely to be materially injurious to us; provided that we have provided to the executive officer any requisite notice in a timely manner and, if permitted to correct the deficiency (with respect to failures to substantially perform under clauses (i) or (ii) only), the executive officer has failed to do so.

For purposes of the change of control and severance agreements above, “change of control” generally means the occurrence of any of the following events: (i) any person acquires ownership of our securities representing more than 50% of the total voting power of our stock (except that any change in the ownership of our ordinary shares as a result of a private financing that is approved by the Board will not be considered a change of control); (ii) any person acquires 50% or more of the total gross fair market value of our assets over a twelve-month period; (iii) the consummation of our merger or consolidation with any other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto continuing to represent more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the Board or other governing body of such surviving entity; or (iv) the replacement of a majority of the Board during any twenty-four month period by directors whose appointment or election is not approved by a majority of the members of the Board prior to the date of the appointment or election.

For purposes of the change of control and severance agreements above, and reflecting any updates made in May 2025, “good reason” generally means the executive officer’s voluntary resignation from all positions such officer holds with us, effective within 90 days following the expiration of the cure period described below, after the occurrence of any of the following without the NEO’s written consent: (i) with respect to NEOs other than Dr. Wang and Mr. Kohn, a material reduction (of 10% or more) by us of the executive officer’s base salary or annual target bonus in effect immediately prior to such reduction and, with respect to Dr. Wang and Mr. Kohn, a reduction by us of his base salary or annual target bonus (other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (ii) a material reduction (with respect to Dr. Wang and Mr. Kohn, a reduction) by us of the executive officer’s health or welfare benefits in effect immediately prior to such reduction (with respect to Dr. Wang and Mr. Kohn, other than reductions in connection with similar percentage reductions imposed on all executive-level employees); (iii) our requiring the executive officer to move his primary work location to a location that is more than 30 miles from his then-current principal work location (unless such relocation does not increase his commuting distance); (iv) our material failure and, with respect to Dr. Wang and Mr. Kohn, a failure, to continue in effect any material compensation or benefit plan or practice in which the executive officer is eligible to participate in immediately prior to the change of control, unless certain equitable arrangements embodied in an ongoing substitute or alternative plan have been made; (v) our failure to obtain the assumption, in all material respects, of the change of control agreement by any of our successors; or, for certain of the executive officers, (vi) a material diminution in such executive officer’s authority, duties, responsibilities, and, other than with respect to Messrs. Lee and Ju, title or reporting structure, provided that a change or a material diminution for Dr. Wang and Mr. Kohn in their title or reporting structure solely by virtue of the Company being acquired and made part of a larger entity will not by itself be sufficient to constitute good reason. In all cases, the executive officer must provide written notice to us of the existence of one of these conditions within 60 days after its initial existence, and we must be provided with a period of 30 days during which we may cure the circumstances giving rise to the condition, in which case no good reason will exist.

Performance-Based Restricted Stock Units

In the event of our change in control, as defined in our Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”) with respect to awards granted under that plan, the three-year relative total shareholder return (“TSR”) goal under the PRSUs would be treated as follows. If TSR has not yet been measured, then our relative TSR performance will be measured in connection with the change in control by basing our TSR performance on the merger consideration payable with respect to Company shares in connection with the change in control, and the TSR measurement period would be shortened to reflect earlier measurement as a result of the change in control. Any shares that do not become eligible to vest based on the above treatment of the performance objectives would be forfeited at the change in control, and the shares underlying the PRSUs that have become eligible to vest will be scheduled to vest on the fifteenth day of each of June, September, December and March through the first March 15th following the end of the TSR measurement period, with the first scheduled vesting date occurring on the first June 15th following the date of grant, in equal installments, subject to the executive’s continued service through the applicable vesting dates. Further, the portion of the PRSUs that have become eligible to vest that are outstanding as of the change in control will be treated in accordance with the terms of our 2021 Plan, as applicable, and any change of control and severance agreement then in effect.

In the event of our change in control, the three-year cumulative annual revenue growth rate goal under the PRSUs would be treated as follows. If the change in control occurs: (i) in any of the second, third or fourth fiscal quarters of a fiscal year, the revenue for the completed fiscal quarters in that fiscal year will be annualized and treated as the ending revenue for calculating the Company’s revenue CAGR, or (ii) in the first fiscal quarter of a fiscal year, the revenue for the immediately prior fiscal year will be treated as the ending revenue for calculating the Company’s revenue CAGR. The period over which the Company’s revenue CAGR is measured will be such revenue growth from fiscal year 2026 to, as applicable, (x) the fiscal year in which such annualized revenue is calculated under (a)(i) above, or (y) the fiscal year for which the full fiscal year revenue is used in (a)(ii) above.

If before the scheduled vesting date of the applicable PRSUs and before a change in control, the NEO’s employment is terminated by us other than for cause (as defined in the change of control and severance agreement) (and other than due to the NEO’s death or disability, as defined in the change of control and severance agreement) or, if he resigns for good reason (as defined in the change of control and severance agreement), and he otherwise satisfies the other requirements under the change of control and severance agreement for the payment of other severance benefits to him, then a prorated number of shares underlying the award will accelerate vesting, with respect to the portion of the award eligible to vest. The prorated number of shares is the target number of restricted stock units as of the date of employment termination, or if the termination occurs after the TSR measurement date but before the scheduled vesting date, the prorated number of shares is based on the extent to which any performance goals have been met on or before the employment termination but during the performance period (and as adjusted by the relative TSR performance). The proration generally is determined by measuring the number of shares under the award that would have vested through the last day of the NEO’s employment with us, had the award been scheduled to vest in equal, quarterly installments through the final vesting date, with a first vesting date of the first June 15th following the date of grant.

If on or after a change in control, the NEO’s employment is terminated by us other than for cause (as defined in the change of control and severance agreement) (and other than due to the NEO’s death or disability, as defined in the change of control and severance agreement) or if he resigns for good reason (as defined in the change of control and severance agreement), the PRSU award will be eligible for the vesting acceleration under the NEO’s change of control and severance agreement then in effect (as described further above). Otherwise, the terms of the PRSU award agreement generally supersede the vesting acceleration benefits under the NEO’s change of control and severance agreement.

For purposes of the PRSU awards above, “change in control,” as defined in our 2021 Plan generally means the occurrence of any of the following events: (i) any person acquires ownership of more than 50% of the total voting power of our stock (except that acquisition of additional stock by a person already considered to own more than 50% of the voting power of our stock will not be considered a change in control); (ii) a change in our effective control that occurs when a majority of members of our Board is replaced during a 12-month period by directors whose appointment or election is not endorsed by a majority of members of the Board prior to the date of the appointment or election; or (iii) a change in ownership of a substantial portion of our assets that occurs when a person acquires 50% or more of the total gross fair market value of our assets over a twelve-month period (subject to certain exceptions, such as the transfer of our assets to our shareholders in exchange for or with respect to our stock).

2012 Equity Incentive Plan and Amended and Restated 2021 Equity Incentive Plan

Our 2012 Equity Incentive Plan and our Amended and Restated 2021 Equity Incentive Plan each provide that in the event of a merger or “change in control,” as defined under the applicable plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. However, the award agreement governing the PRSUs modify this treatment with respect to such awards, as described above.

Potential Payments upon Termination or Change in Control

The following table summarizes the payments that would be made to our NEOs upon the occurrence of a termination of employment qualifying for severance benefits or upon a change of control, assuming that each NEO’s termination of employment with our Company occurred on January 31, 2026, or in the event that a qualifying termination of employment in connection with a change of control of our Company occurred on January 31, 2026, as applicable. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, or (ii) other benefits earned or accrued by the NEO during his employment that are available to all salaried employees, such as accrued vacation.

	Termination Without Cause (No change of control) ($)	Termination Without Cause (Within three months before or twelve months after change of control) ($)
Fermi Wang
Cash Severance Attributable to Salary	$575,000	$575,000
Cash Severance Attributable to Bonus	575,000	575,000
Acceleration of RSUs and PRSUs(1)	4,367,443	10,465,737
Continued Health Benefits(2)	29,078	29,078

Total	$5,546,521	$11,644,815

Leslie Kohn
Cash Severance Attributable to Salary	$388,592	$388,592
Cash Severance Attributable to Bonus	291,444	291,444
Acceleration of RSUs and PRSUs(1)	2,268,190	5,423,291
Continued Health Benefits(2)	29,078	29,078

Total	$2,977,304	$6,132,405

	Termination Without Cause (No change of control) ($)	Termination Without Cause (Within three months before or twelve months after change of control) ($)
John Young
Cash Severance Attributable to Salary	$310,440	$310,440
Cash Severance Attributable to Bonus	217,308	217,308
Acceleration of RSUs and PRSUs(1)	1,085,350	4,123,920
Continued Health Benefits(2)	41,103	41,103

Total	$1,654,201	$4,692,771

Chan Lee
Cash Severance Attributable to Salary	$176,088	$352,176
Cash Severance Attributable to Bonus	264,132	264,132
Acceleration of RSUs and PRSUs(1)	1,094,636	2,530,060
Continued Health Benefits(2)	18,050	36,100

Total	$1,552,906	$3,182,468

John Ju
Cash Severance Attributable to Salary	$160,933	$321,865
Cash Severance Attributable to Bonus	209,212	209,212
Acceleration of RSUs and PRSUs(1)	756,814	1,746,755
Continued Health Benefits(2)	14,539	29,078

Total	$1,141,498	$2,306,910

(1)

The value of accelerated RSUs and PRSUs was calculated by multiplying (x) the number of shares subject to acceleration by (y) the fair market value of an ordinary share on the Nasdaq Global Select Market on January 31, 2026, which was $64.04. The value of accelerated PRSUs assumes a payout at a level of 100% of target.

(2)

Represents the aggregate premium payments that would be required to be paid to or on behalf of the NEO to provide continued health insurance coverage under COBRA (based on the executive’s health insurance coverage as of January 31, 2026) for the period available to the executive.

PAY RATIO DISCLOSURE

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our principal executive officer’s annual total compensation to the annual total compensation of our median employee. As discussed above in the “Compensation Discussion and Analysis,” we are engaged in a very competitive industry, and our success depends on our ability to attract, motivate and retain highly qualified, talented and creative employees. Consistent with our executive compensation program, our global compensation program is designed to be competitive in terms of both the position and the geographic location in which an employee is located. Accordingly, our pay structures vary among our employees based on position and geographic location, with significant consideration given to local competitive market practices. We believe our compensation philosophy and process yield an equitable result for all of our employees.

As of January 31, 2026, the end of our fiscal year 2026, we had a total of 959 employees, of which approximately 28% were located in the U.S., primarily in Santa Clara, California, and 72% were located outside of the U.S., primarily in China and Taiwan. Approximately 75% of our employees are engaged in research and development, 23% in sales, marketing and administration and 2% in operations.

Pay Ratio

During fiscal year 2026, the principal executive officer of Ambarella was our CEO, Dr. Feng-Ming (Fermi) Wang. For fiscal year 2026, the annual total compensation for Dr. Wang was $7,354,330, as disclosed under the Summary Compensation Table above, and the annual total compensation for our median employee was $109,872, calculated using the same methodology as applied for Dr. Wang in the Summary Compensation Table above, resulting in an estimated pay ratio of 67:1.

Identification of Median Employee

We selected January 31, 2026, the last day of our fiscal year 2026, as the date on which to determine our median employee. For purposes of identifying the median employee for fiscal year 2026, we considered the aggregate of all the following compensation elements for each of our employees (other than Dr. Wang), as compiled from our internal records as of January 31, 2026:

•	an estimate of the annual base salary or wages for fiscal year 2026;

•	bonuses or other cash incentives paid for fiscal year 2026; and

•	the grant date fair value of equity awards granted in fiscal year 2026.

We selected the above compensation elements because they represent Ambarella’s principal broad-based compensation elements. For purposes of identifying the median employee, any compensation paid in foreign currencies was converted to U.S. dollars based on the average of the monthly exchange rates for the twelve-month period ended January 31, 2026. In identifying the median employee, we did not make any cost-of-living adjustments or exclude any foreign jurisdictions in accordance with Item 402(u) of Regulation S-K.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to utilize different methodologies and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

PAY VERSUS PERFORMANCE
We are providing the following information about the relationship between “compensation actually paid” to our named executive officers and company financial performance, as required by or defined in Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation
S-K.
For further information regarding our compensation philosophy, and in particular, how we align executive compensation with company financial performance, refer to “Executive Compensation – Compensation Discussion and Analysis,” above.

					Value of Initial Fixed $100 Investment Based On: 1/29/2021
Fiscal Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(4)	Total Shareholder Return – AMBA ($) (5)	Peer Group Total Shareholder Return ($) (6)	Net Income ($ Millions) (7)	Revenue ($ Millions) (8)
2026	7,354,330	3,601,765	3,069,851	1,238,613	67.87	277.04	(75.9)	390.7
2025	7,477,266	12,086,018	3,796,963	5,813,059	81.31	173.73	(117.1)	284.9
2024	5,808,060	(778,845)	2,781,316	(358,615)	55.70	147.59	(169.4)	226.5
2023	5,904,850	(5,223,250)	3,702,220	(483,113)	95.21	101.21	(65.4)	337.6
2022	6,205,867	21,197,673	2,592,611	9,835,394	148.53	120.65	(26.4)	331.9

(1)
The dollar amounts reported in this column are the amounts of total compensation reported for the Company’s principal executive officer, or PEO, Dr. Feng-Ming (Fermi) Wang, for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation – Summary Compensation Table for Fiscal Year 2026,” above.

(2)
Compensation actually paid does not mean that our PEO was actually paid those amounts in the listed fiscal year, but this is a dollar amount derived from the starting point of the compensation reported in the “Total” column of the Summary Compensation Table, under the methodology prescribed under the SEC’s rules, as shown in the reconciliation table below.

The following table presents a reconciliation of total compensation paid to the PEO for each year as reported in the Summary Compensation Table, above, to the compensation actually paid to the PEO, which
was computed in accordance with Item 402(v) of Regulation
S-K,
as reported in the Pay versus Performance table, above.

Fiscal Year	Summary Compensation Table Total for PEO($)	Exclusion of Stock Awards for PEO($)	Inclusion of Equity Values for PEO($)	Equals Compensation Actually Paid to PEO($)
2026	7,354,330	(5,933,330)	2,180,765	3,601,765
2025	7,477,266	(6,353,359)	10,962,111	12,086,018
2024	5,808,060	(5,050,710)	(1,536,195)	(778,845)
2023	5,904,850	(5,343,850)	(5,784,250)	(5,223,250)
2022	6,205,867	(4,905,867)	19,897,673	21,197,673

The amounts in the Inclusion of Equity Values for PEO column in the table above are derived from the amounts set forth in the following table:

Fiscal Year	Fair Value of Unvested Current Year Awards at FYE for PEO ($)	Change in Value of Prior Year Awards Vesting During the Year for PEO ($)	Change in Value of Unvested Equity from Prior Years for PEO ($)	Adjust for Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year for PEO ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited during Year for PEO ($)	Total- Inclusion of Equity Values for PEO ($)
2026	4,840,318	(863,887)	(2,464,944)	669,278	—	2,180,765
2025	8,296,174	91,970	1,875,658	698,309	—	10,962,111
2024	2,486,054	(326,581)	(472,449)	477,210	—	(1,536,195)
2023	4,221,283	(1,451,046)	(9,054,092)	499,604	—	(5,784,250)
2022	5,627,028	1,909,656	11,606,228	754,761	—	19,897,673

(3)
The dollar amounts reported in this column represent the average of the amounts reported for the Company’s NEOs other than the Company’s PEO (the
“Non-PEO
NEOs”), for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation –Summary Compensation Table for Fiscal Year 2026” above and the Summary Compensation Tables for fiscal years 2025 - 2022 contained in the Company’s previously filed proxy statements. The non-PEO
NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for fiscal year 2026, Les Kohn, John Young, Chan Lee, and John Ju; (ii) for fiscal year 2025, Les Kohn, John Young, Chan Lee, and John Ju; (iii) for fiscal year 2024, Les Kohn, Brian White, Chan Lee, and John Ju; (iv) for fiscal year 2023, Les Kohn, Brian White, Chan Lee, John Ju, and John Young; and (v) for fiscal year 2022, Les Kohn, Casey Eichler, Chan Lee, John Ju, and John Young.

(4)
This figure is the average of compensation actually paid for the
Non-PEO
NEOs in each listed fiscal year. Compensation actually paid does not mean that these
Non-PEO
NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the starting point of Summary Compensation Table total compensation under the methodology prescribed under the SEC’s rules, as shown in the reconciliation table below.

The following table presents a reconciliation of the average of the total compensation paid to
Non-PEO
NEOs for each year as reported in the Summary Compensation Table above and in the Company’s previously filed proxy statements to the average compensation actually paid to the
Non-PEO
NEOs, which was computed in accordance with Item 402(v) of
Regulation
S-K,
as reported in the Pay versus Performance table, above.

Fiscal Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Equals Average Compensation Actually Paid to Non-PEO NEOs ($)
2026	3,069,851	(2,373,332)	542,094	1,238,613
2025	3,796,963	(3,174,263)	5,190,359	5,813,059
2024	2,781,316	(2,359,584)	(780,347)	(358,615)
2023	3,702,220	(3,324,397)	(860,936)	(483,113)
2022	2,592,611	(1,956,274)	9,199,057	9,835,394

The amounts in the Inclusion of Equity Values for
Non-PEO
NEOs column in the table above are derived from the amounts set forth in the following table:

Fiscal Year	Average Fair Value of Unvested Current Year Awards at FYE for Non-PEO NEOs ($)	Average Change in Value of Prior Year Awards Vesting During the Year for Non-PEO NEOs ($)	Average Change in Value of Unvested Equity from Prior Years for Non-PEO NEOs( $)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited during Year for Non-PEO NEOs ($)	Average Total- Inclusion of Equity Values for Non-PEO NEOs ($)
2026	1,936,127	(1,002,882)	(658,866)	267,715	—	542,094
2025	4,040,115	34,447	703,516	412,281	—	5,190,359
2024	1,161,428	(261,971)	(1,883,274)	203,470	—	(780,347)
2023	2,779,010	(615,781)	(3,238,882)	214,717	—	(860,936)
2022	2,243,894	1,303,642	5,350,587	300,933	—	9,199,057

(5)
Total shareholder return is calculated by assuming that a $100 investment was made on the last trading day prior to February 1, 2021, the beginning of the earliest fiscal year reported in this table, and reinvesting all dividends until the last day of each reported fiscal year.

(6)
The peer group used is the PHLX Semiconductor Sector Index (SOX), as used in the performance graph included in our annual report. Total shareholder return is calculated by assuming that a $100 investment was made on the last trading day prior to February 1, 2021, the beginning of the earliest fiscal year reported in this table, and reinvesting all dividends until the last day of each reported fiscal year.

(7)	The dollar amounts reported are the Company’s net income reflected in the Company’s audited financial statements.
(8)
The metric in this column, the Company’s revenue as reflected in the Company’s audited financial statements, in our assessment, represents the most important Company financial performance measure (that is not otherwise disclosed in this table) used in fiscal year 2026 to link compensation actually paid to company performance for the NEOs for all years presented. In particular, 1/3 of the annual bonus program for NEOs for fiscal year 2026 is based on the revenue metric. Other key financial performance measures linked to executive compensation are described under “Financial Performance Measures,” below. For additional information regarding actual performance, peer group, and executive compensation for the most recently completed fiscal year, see “Executive Compensation – Compensation Discussion and Analysis,” above.

Analysis of Information Presented in the Pay Versus Performance Table
In accordance with Item 402(v) of Regulation
S-K,
we are providing, below, the relationships between certain information presented in the Pay Versus Performance table, above. We utilize several financial performance measures to align executive compensation with Company financial performance as described in “Executive Compensation – Compensation Discussion and Analysis,” however, not all of those measures are presented in the Pay versus Performance table, above, nor in the below graphs. We generally seek to incentivize long-term performance using various performance measures, which may not result in alignment of individual performance measures
with compensation actually paid (as computed in accordance with Item 402(v) of Regulation
S-K,
which incorporates various elements including, but not limited to, changes in value based on the Company’s stock price to the vesting date or during the year) for a particular year.

Relationship Between PEO Compensation Actually Paid and
Non-PEO
NEOs Average Compensation Actually Paid and Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between compensation actually paid (or CAP) to our PEO, the average of compensation actually paid to our
Non-PEO
NEOs, and the Company’s cumulative TSR as well as the PHLX Semiconductor Sector Index cumulative TSR for the fiscal years indicated.

Compensation Actually Paid vs Total Shareholder Return
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$-
$(5,000,000)
$(10,000,000)
Compensation Actually Paid
$300
$275
$250
$225
$200
$175
$150
$125
$100
$75
$50
Value of $100 Initial $100 Investment
PHLX TSR
AMBA TSR
FY2022
FY2023
FY2024
FY2025
FY2026
PEO CAP
Non-PEO NEOs Avg CAP
Ambarella TSR
PHLX Semiconductor TSR

Relationship Between PEO Compensation Actually Paid
and Non-PEO
NEOs Average Compensation Actually Paid and Net Income (Loss)
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our Non-PEO
NEOs, and our net income (loss) during the fiscal years indicated.

Relationship Between PEO Compensation Actually Paid
and Non-PEO
NEOs Average Compensation Actually Paid and Revenue
The following chart sets forth the relationship between compensation actually paid to our PEO, the average of compensation actually paid to our Non-PEO
NEOs, and our revenue for the fiscal years indicated.

Financial Performance Measures
As described in further detail in “Executive Compensation –
Compensation
Discussion and Analysis” above, our executive compensation program incorporates various Company financial performance metrics. Such metrics are used in both our long-term and short-term incentive awards and are selected with the objective of incentivizing our PEO and
Non-PEO
NEOs to increase the long-term value of our Company for shareholders. The three most important financial performance measures used in fiscal year 2026 to link executive compensation actually paid to our PEO and
Non-PEO
NEOs, for the most recently completed fiscal year, to our financial performance are as follows (listed in no particular order of importance):

Most Important Financial Performance Measures

Revenue

Non-GAAP operating profit before bonus accruals

Total Shareholder Return relative to semiconductor companies in the Russell 2000 Index

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of Ambarella’s equity compensation plans in effect as of January 31, 2026:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Restricted Stock Units and Rights		Weighted Average Exercise Price of Outstanding Options and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in the first Column
Equity compensation plans approved by security holders:
2012 Equity Incentive Plan(1)	158,195	(5)	$52.87		0
2012 Employee Stock Purchase Plan(2)	—		$—		3,975,230
2021 Equity Incentive Plan(3)	2,621,952	(6)	$—		1,029,783
Equity compensation plans not approved by security holders:
Oculii Corp. 2017 Stock Option Plan(4)	1,765	(7)	$17.59		0
TOTAL:	2,781,912		$52.48	(8)	5,005,013

(1)

Our Board adopted, and our shareholders approved, the 2012 Equity Incentive Plan, or 2012 Plan, which became effective in October 2012 in connection with our initial public offering. As a result of the adoption of the 2021 Equity Incentive Plan, or 2021 Plan, in 2021, we no longer grant awards under the 2012 Plan; however, all outstanding options and restricted stock unit awards issued pursuant to the 2012 Plan prior to adoption of the 2021 Plan continue to be governed by their existing terms.

(2)

Our Board adopted, and our shareholders approved, the 2012 Employee Stock Purchase Plan, or ESPP, which became effective in October 2012 in connection with our initial public offering. A total of 460,445 ordinary shares were initially authorized for issuance under the ESPP. The ESPP provides that the number of ordinary shares available for issuance under the ESPP will be increased on the first day of each fiscal year beginning with the 2014 fiscal year, in an amount equal to the least of (i) 1,500,000 ordinary shares, (ii) one and one-quarter percent (1.25%) of the outstanding ordinary shares on the last day of the immediately preceding fiscal year or (iii) such other amount as may be determined by the Board.

(3)

Our Board adopted, and our shareholders approved, the 2021 Plan at our 2021 annual shareholder meeting. A total of 1,350,000 ordinary shares were initially authorized for issuance under the 2021 Plan, plus any shares reserved for issuance under the 2012 Plan that were not subject to outstanding awards at the time the 2021 Plan was approved by our shareholders and any shares which were subject to awards granted under the 2021 Plan and subsequently expire, terminate or are forfeited. At our 2024 annual meeting of shareholders, our shareholders approved the amendment and restatement of the 2021 Plan to increase the number of shares authorized for issuance thereunder by 1,750,000 shares.

(4)

In connection with our acquisition of Oculii Corp. in November 2021, we assumed the Oculii Corp. 2017 Stock Option Plan, or 2017 Plan. No additional awards will be granted under the 2017 Plan. However, all outstanding stock options previously granted under the 2017 Plan will remain subject to the terms of the 2017 Plan and any outstanding stock options that are cancelled or forfeited due to failure to vest will immediately expire from the 2017 Plan.

(5)	Consists of 45 shares granted as restricted stock units and options to purchase 158,150 shares.
(6)	Consists entirely of shares granted as restricted stock units.
(7)	Consists entirely of outstanding options to purchase shares.
(8)	The weighted average exercise price does not take into account outstanding restricted stock units, which have no exercise price.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of Ambarella’s ordinary shares as of March 1, 2026 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table (referred to in this Proxy Statement as our “named executive officers”); (iii) all executive officers and directors of Ambarella as a group; and (iv) all those known by Ambarella to be beneficial owners of more than five percent of its ordinary shares.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% Shareholders:
The Vanguard Group(2)	5,840,285	12.7%
BlackRock, Inc.(3)	3,081,149	7.1%

Named Executive Officers and Directors:
Feng-Ming (Fermi) Wang(4)	805,187	1.9%
Leslie Kohn(5)	604,043	1.4%
John Young(6)	104,295	*
Chan W. Lee(7)	118,485	*
Chi-Hong (John) Ju(8)	145,853	*
Chantelle Y. Breithaupt(9)	3,691	*
Gregory M. Bryant(10)	819	*
Hsiao-Wuen Hon(11)	29,527	*
Chenming C. Hu(12)	28,267	*
Christopher B. Paisley(13)	40,030	*
D. Jeffrey Richardson(14)	27,061	*
Elizabeth M. Schwarting(15)	5,441	*
All executive officers and directors as a group (13 persons) (16)	1,972,509	4.5%

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and, in the case of principal shareholders, Schedules 13G filed with the SEC prior to March 1, 2026. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Ambarella believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 43,306,612 of our ordinary shares outstanding on March 1, 2026. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, stock options held by that person that are currently exercisable or become exercisable within 60 days of March 1, 2026 and restricted stock unit awards held by that person that are subject to release within 60 days of March 1, 2026 are considered to be outstanding and beneficially owned by such person. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Pursuant to a Schedule 13G/A filed with the SEC on January 30, 2026, The Vanguard Group reported that as of December 31, 2025 it had shared voting power over 338,601 shares and shared dispositive power over 5,840,285 shares, and that its principal address is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Pursuant to a Schedule 13G/A filed with the SEC on April 23, 2025, BlackRock, Inc. reported that as of March 31, 2025 it had sole voting power over 3,017,663 shares and sole dispositive power over 3,081,149 shares, and that its principal address is 50 Hudson Yards, New York, NY 10001.

(4)

Includes (i) 50,000 shares that Dr. Wang had the right to acquire as of March 1, 2026 pursuant to outstanding options and (ii) 36,986 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2026.

(5)	Includes 19,548 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2026.

(6)

Includes (i) 25,000 shares that Mr. Young had the right to acquire pursuant to outstanding options as of March 1, 2026 and (ii) 8,164 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2026.

(7)	Includes 18,236 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2026.
(8)	Includes 12,707 shares expected to be vested and delivered pursuant to outstanding restricted stock unit awards within 60 days of March 1, 2026.
(9)	Includes 625 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2026.
(10)	Includes 819 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2026.
(11)	Includes 625 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2026.
(12)	Includes 625 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2026.
(13)	Includes 625 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2026.
(14)	Includes 625 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2026.
(15)	Includes 625 shares expected to be vested and delivered pursuant to an outstanding restricted stock unit award within 60 days of March 1, 2026.
(16)

Includes an aggregate of 181,383 shares that our directors and executive officers had the right to acquire within 60 days of March 1, 2026 pursuant to outstanding options and restricted stock unit awards.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described elsewhere in this Proxy Statement, the following is a description of each transaction since February 1, 2026 and each currently proposed transaction in which:

•	Ambarella has been or is to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors, executive officers or beneficial holders of more than 5% of our ordinary shares, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Indemnification Agreements with Executive Officers and Directors

Ambarella has entered into indemnification agreements with each of its directors and executive officers pursuant to which Ambarella has agreed to indemnify the directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims by reason of their being such a director or officer. These indemnification agreements and Ambarella’s memorandum and articles of association will indemnify each of our directors and officers to the fullest extent permitted by applicable Cayman Islands law.

Policy and Procedures

In 2012, Ambarella adopted a formal written policy that became effective upon completion of Ambarella’s initial public offering that all executive officers, directors, nominees for election as directors, beneficial owners of more than 5% of our ordinary shares and any member of the immediate family of any of the foregoing persons, are not permitted to enter into a related party transaction in which the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year with Ambarella without the prior consent of Ambarella’s Audit Committee, subject to the pre-approval exceptions described below. If advance approval is not feasible, then the related party transaction will be considered at the Audit Committee’s next regularly scheduled meeting. In approving or rejecting any such proposal, the Audit Committee is to consider the relevant facts and circumstances including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Board has delegated to the chair of the Audit Committee the authority to pre-approve or ratify any request to enter into a transaction with a related party, in which the amount involved is less than $250,000 and where the chair is not the related party. The Audit Committee may also review certain types of related party transactions that it has deemed pre-approved even if the aggregate amount involved will exceed $120,000 including, employment of executive officers, director compensation, certain transactions with other organizations in which the relevant person is not an executive officer or beneficial owner of more than 10%, certain charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

PROPOSAL 4

APPROVAL OF THE AMBARELLA, INC. 2021 EQUITY INCENTIVE PLAN, AS AMENDED AND RESTATED

Overview

We are asking shareholders to approve an increase of 2,750,000 ordinary shares available for issuance under our 2021 Equity Incentive Plan (the “2021 Plan”), as amended and restated (the “Share Increase”). Our Board of Directors has adopted the amended and restated 2021 Plan, subject to shareholder approval at our Annual Meeting. Other than the Share Increase, there have been no additional changes to the 2021 Plan since shareholders last approved an amendment to the 2021 Plan in 2024. We believe the Share Increase is critical to our ability to continue using equity awards to attract and retain key employees in a highly competitive talent market.

Executing our strategy depends on attracting, motivating, and retaining employees. Approximately 75% of our employees work in research and development, the majority of whom are software engineers. As the opportunity in edge AI grows, we compete for people with specialized skills across AI software and semiconductor disciplines (such as AI model optimization, software system architecture, systems integration, and VLSI engineering). Competition for these employees is very intense, especially in regions such as Silicon Valley. If we cannot hire and retain key engineers and leaders at the pace we need, we may be unable to deliver product roadmaps, meet customer requirements, and capture the potential of our edge AI opportunity. We have established a strong position in the edge AI market, having shipped 45 million edge AI SoCs and built a product portfolio supporting more than 200 AI model architectures, but maintaining this momentum requires continued access to top talent.

Equity awards are an important part of our pay program and are commonly expected by current and prospective employees, particularly in our industry. Our employee turnover rate, while higher in fiscal year 2026 due to intense competition for talent, remains below our industry average, which we believe reflects in part the effectiveness of our equity program. If shareholders approve the Share Increase, we expect to continue using equity awards to recruit and retain employees who are vital to our long-term success, while aligning employees’ incentives with long-term performance and shareholder value.

Equity is a key part of our employee compensation and retention strategy.

We use equity awards broadly to attract and retain employees and to align their incentives with our long-term performance.

•	As of April 1, 2026, approximately 98% of our employees had received grants of equity awards.

•	In fiscal year 2026, approximately 89% of the equity awards granted by the Company were awarded to employees who are not executive officers.

•

A significant portion of our executives’ compensation opportunity is based on long-term equity awards. For fiscal year 2026, approximately 84% of total target compensation for our CEO and, on average, 80% of total target compensation for our other NEOs was in the form of equity that vests over three years.

We believe delivering a significant portion of compensation in equity generally helps align the long-term interests of our executives and employees with those of our shareholders. In addition, our shareholders have historically expressed strong support for our executive compensation program, as reflected in the strong Say-on-Pay support over the past three years (93% in 2025; 88% in 2024; and 89% in 2023).

Without this increase, we expect to run short of shares for equity awards.

The 2021 Plan does not include an automatic (or “evergreen”) share increase feature, so shareholder approval is required to increase the number of shares available for issuance under the 2021 Plan. If shareholders do not approve the Share Increase, it will not become available under the 2021 Plan and we can grant equity awards under the 2021 Plan only to the extent shares remain available. As of April 1, 2026, 412,628 shares remained available for issuance under the 2021 Plan, and we do not believe these remaining shares are sufficient to meet our anticipated equity compensation needs over the next 12 months. If the Share Increase is not approved, our ability to use equity awards as part of compensation would be very limited, which would make it more difficult to attract and retain the specialized AI and VLSI talent needed to execute our product roadmap and pursue our edge AI opportunity. We may also need to rely more on cash-based compensation, which could reduce the cash available for other purposes, including investment in research and development and go-to-market initiatives.

We are focused on using equity responsibly and limiting dilution.

Since shareholders approved the 2021 Plan in 2021, our Board and Compensation Committee have administered the plan with discipline, including over the past two years since the last shareholder vote on a share increase. We recognize that equity awards can be dilutive, and we have actively sought to reduce both our burn rate and overhang while maintaining competitive compensation practices. Consistent with that approach, our burn rate (how many shares we grant each year) and our equity overhang (the total shares tied to outstanding awards plus shares still available for grant, as a percentage of shares outstanding) have declined substantially.

•	Our three-fiscal-year average gross burn rate declined from 4.4% in fiscal year 2021 to 3.65% in fiscal year 2024 and to 3.07% in fiscal year 2026.

•

Our overhang declined from 10.2% in fiscal year 2021 to 8.93% in fiscal year 2024 and to 8.13% in fiscal year 2026. Moreover, our three-fiscal-year average overhang is below the 50th percentile of our peer group.

Our Board and Compensation Committee intend to continue administering equity awards responsibly. If shareholders approve the Share Increase, we expect the shares available under the 2021 Plan to be sufficient to meet our anticipated needs through the date of our 2028 annual meeting of shareholders (although actual share usage will depend on a number of factors, including hiring, retention, and our future equity grant practices).

Our Board unanimously recommends that you vote “FOR” approval of the 2021 Equity Incentive Plan, as amended and restated, so we can continue attracting and retaining the talent needed to execute our strategy and drive long-term shareholder value.

Background of the Share Increase Under the 2021 Plan

The Board and management believe that time- and performance-based restricted stock units and stock options, as well as other types of equity awards, are one of the primary ways to attract and retain key personnel responsible for the continued development and growth of our business, and to motivate all employees to increase shareholder value.

Subject to adjustment upon changes in capitalization of the Company as provided under the 2021 Plan, the total number of Company ordinary shares that will be reserved for issuance under the 2021 Plan, as amended and restated, will be equal to (a) 5,850,000 ordinary shares of the Company, plus (b) (i) any ordinary shares subject to awards granted under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”) that, after the date the 2012 Plan was terminated on June 17, 2021, were or are cancelled, expire or otherwise terminate without having been exercised in full or are forfeited to or repurchased by the Company due to failure to vest, plus (ii) 3,574,824 ordinary shares, which represents the number of ordinary shares that, as of immediately prior to the termination of the 2012 Plan, were reserved but not issued pursuant to any awards granted under the 2012 Plan and were not subject to any awards thereunder, with the maximum number of Company ordinary shares that may be added to the 2021 Plan pursuant to clause (b) equal to 6,834,208 Company ordinary shares.

If our shareholders approve the amended and restated 2021 Plan, we currently anticipate that the shares will be sufficient to meet our expected needs for approximately two years.

In determining the number of shares to be reserved for issuance under the amended and restated 2021 Plan, the compensation committee and the Board considered various factors, including the following:

Historical Grant Practices. The compensation committee and the Board considered the historical amounts of equity awards that we granted in the past three years. The annual share usage, or burn rate, under our equity compensation program for the last three years was as follows:

Annual Share Usage	Fiscal Year 2024	Fiscal Year 2025	Fiscal Year 2026	Three-Year Average
Stock Options Granted	—	—	—	—
RSUs Granted	1,091,264	1,314,804	1,288,972	1,231,680
Performance-based RSUs Earned(1)	107,671	—	—	35,890
Total Equity Awards Granted/Earned	1,198,935	1,314,804	1,288,972	1,267,570
Basic Weighted Average Ordinary Shares Outstanding	39,878,872	41,303,287	42,704,312	41,295,490
Unadjusted Burn-Rate	3.01%	3.18%	3.02%	3.07%

(1)

The table above includes performance-based RSUs that were earned and delivered in the applicable fiscal year. The target number of performance-based RSUs granted in those fiscal years were: fiscal year 2024: 146,231; fiscal year 2025: 231,527; and fiscal year 2026: 119,316. Performance-based shares earned in fiscal year 2024 were subject to awards granted in fiscal year 2021.

Forecasted Grant Practices. The Board and the compensation committee anticipate that the shares reserved under the 2021 Plan, as amended and restated, based on currently projected share use, will be sufficient for the granting of equity awards thereunder for approximately the next two years. As a result, we currently anticipate that we will be requesting additional shares thereunder at our 2028 Annual Meeting of Shareholders. Despite the projected share use described above, future circumstances and business needs, such as higher than expected headcount increases, including officers and other key employees to support growth in development or commercial activities or merger and acquisition activity, may result in a significant increase in projected or actual grants of options, restricted stock units and/or other equity awards.

Overhang. As of April 1, 2026, our overhang is 8.13%. For this purpose we calculated overhang as (x) the sum of (i) 108,895 ordinary shares subject to outstanding options under our 2012 Plan and the 2021 Plan, plus (ii) 3,458,823 ordinary shares subject to outstanding restricted stock units under the 2021 Plan, including performance-based restricted stock units (assuming the maximum level of achievement of the applicable performance goals), divided by (y) 43,861,934, which is the total number of outstanding Company ordinary shares as of April 1, 2026. The outstanding options have a weighted average exercise price of $57.69 and a weighted average remaining term of 2.66 years. Our 2012 Plan has previously terminated and, therefore, no additional equity awards have been granted under this plan since its termination or will be granted under the plan in the future.

Considering the factors described above, and the fact that the ability to continue to grant equity compensation is critical to our ability to attract and retain employees in an extremely competitive market, our Board has determined the proposed Share Increase is reasonable and appropriate at this time. The Company’s named executive officers, directors and director nominees have an interest in this proposal as they are eligible to receive equity awards under the 2021 Plan. Future awards under the 2021 Plan are discretionary and therefore are not yet determinable.

Summary of the 2021 Plan, as Amended and Restated

The following paragraphs provide a summary of the principal features of the 2021 Plan, as amended and restated, and its operation. However, this summary is not a complete description of all of the provisions of the

2021 Plan, as amended and restated, and is qualified in its entirety by the specific language of the amended and restated 2021 Plan. A copy of the amended and restated 2021 Plan is attached to this Proxy Statement as Annex A.

Purposes

The purposes of the 2021 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants who perform services to the Company, and to promote the success of the Company’s business. These incentives will be provided through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, and performance awards as the administrator (as defined below) of the 2021 Plan may determine.

Eligibility

The 2021 Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to the Company’s employees and any of its parent and subsidiary corporations’ employees, and the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights and performance awards to employees, directors and consultants of the Company and employees and consultants of any of its parents or subsidiaries. As of April 1, 2026, 7 non-employee directors, approximately 955 employees (including 7 executive officers) and 2 consultants are eligible to participate in the 2021 Plan. The basis for participation in the 2021 Plan by eligible persons is the selection of such persons by the administrator (or its proper delegate) in its discretion.

Authorized Shares

Subject to the adjustment provisions contained in the 2021 Plan, and prior to the Share Increase, the total number of Company ordinary shares that are reserved for issuance under the 2021 Plan is equal to (a) 3,100,000 ordinary shares of the Company, plus (b) (i) any shares subject to awards granted under the 2012 Plan that, after the date the 2012 Plan was terminated on June 17, 2021, are cancelled, expire or otherwise terminate (or were cancelled, expired or otherwise terminated) without having been exercised in full or are (or were) forfeited to or repurchased by the Company due to failure to vest, and (ii) 3,574,824 shares, which represents the number of Company ordinary shares that, as of immediately prior to the termination of the 2012 Plan, were reserved but not issued pursuant to any awards granted under the 2012 Plan and were not subject to any awards thereunder, with the maximum number of shares that may be added to the 2021 Plan pursuant to clause (b) equal to 6,834,208 ordinary shares of the Company. Under the 2021 Plan, as amended and restated, our shareholders are being asked to approve a Share Increase of 2,750,000 ordinary shares in the maximum number of Company ordinary shares that may be issued pursuant to awards under the 2021 Plan, as amended and restated. Thus, if our shareholders approve the 2021 Plan, as amended and restated, then total number of Company ordinary shares that are reserved for issuance will equal 5,850,000 ordinary shares, plus the number of ordinary shares described in clause (b) above. Subject to adjustment as provided in the 2021 Plan, the maximum number of ordinary shares that may be issued upon the exercise of incentive stock options under the 2021 Plan, as amended and restated, will equal the aggregate share number set forth in the immediately preceding sentence, plus, to the extent allowable under the incentive stock option rules, any shares that become available for issuance under the 2021 Plan pursuant to the following paragraph. As of April 1, 2026, a total of 2,773,293 ordinary shares were subject to awards outstanding under the 2021 Plan and the number of ordinary shares that were available for future issuance under the 2021 Plan was 412,628 ordinary shares.

If any award granted under the 2021 Plan expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, or performance awards, is forfeited to or repurchased by the Company due to failure to vest, then the unpurchased or forfeited or repurchased shares subject to such award will become available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). With respect to the exercise of stock appreciation rights settled in shares, the gross number of shares covered by the portion of the exercised award, whether or not actually issued pursuant to such exercise, will cease to be available under the 2021 Plan. If shares issued pursuant to restricted stock, restricted stock units, or performance awards are repurchased by or forfeited to the Company due to failure to vest, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations of an award will not become available for future grant or sale under the 2021 Plan. Payment of cash rather than shares pursuant to an award will not result in reducing the number of shares available for issuance under the 2021 Plan.

Adjustments to Shares and Awards

In the event of any dividend or other distribution (whether in the form of cash, ordinary shares, other securities, or other property), recapitalization, share or stock split, reverse share or stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure affecting the Company’s ordinary shares occurs (other than any ordinary dividends or other ordinary distributions), the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, will adjust the number and class of shares that may be delivered under the 2021 Plan, and/or the number, class and price of shares subject to outstanding awards, and the numerical share limits contained in the 2021 Plan.

Dividends

With respect to any options and stock appreciation rights granted under the 2021 Plan, until the ordinary shares are issued under the award, the participant will not have any rights to dividends or other rights as a shareholder with respect to such shares, including even if the participant has exercised the award. No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares are issued under the option or stock appreciation right, except as provided in the 2021 Plan (and summarized further below). Participants holding restricted stock will be entitled to receive all dividends and other distributions paid with respect to the shares (whether vested or unvested) subject to such award, unless the administrator provides otherwise. Until the ordinary shares are issued under restricted stock units and performance awards, the participant will not have any rights to dividends or any other rights as a shareholder with respect to such shares, unless determined otherwise by the administrator. However, any dividends or distributions payable with respect to restricted stock or with respect to restricted stock units and performance awards (if at all), will be subject to the same restrictions on transferability and/or forfeitability as the shares subject to such award on which they were paid. The number of ordinary shares available for issuance under the 2021 Plan will not be reduced to reflect any dividends or other distributions that are reinvested into additional ordinary shares or credited as additional ordinary shares subject to or paid with respect to an award.

Plan Administration

The 2021 Plan will be administered by the Board, any committee of the Board, or a committee of individuals satisfying applicable laws appointed by the Board in accordance with the terms of the 2021 Plan (the “administrator”). The compensation committee currently administers the 2021 Plan and will continue to administer the 2021 Plan, although the Board also has and may continue to act as administrator as well. In addition, to the extent it is desirable to qualify transactions under the 2021 Plan as exempt under Rule 16b-3 of the Exchange Act, such transactions will be structured to satisfy the requirements for exemption under Rule 16b-3.

Subject to the provisions of the 2021 Plan, the administrator has the power to interpret and administer the 2021 Plan and make all determinations deemed necessary or advisable for administering the 2021 Plan, including but not limited to, the power to determine the fair market value of the ordinary shares, to determine whether and to what extent awards are granted under the 2021 Plan, select the service providers to whom awards may be granted, determine the number of shares or dollar amounts covered by each award, approve forms of award agreements for use under the 2021 Plan, determine the terms and conditions of awards (including, but not limited to, the exercise price, the time or times at which awards may be exercised, any vesting acceleration or waiver or forfeiture restrictions and any restriction or limitation regarding any award or the shares relating thereto), temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with applicable laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an award, construe and interpret the terms of the 2021 Plan and awards granted under it, prescribe, amend and rescind rules relating to the 2021 Plan, including making rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the 2021 Plan or qualifying for favorable tax treatment under applicable non-U.S. laws, modify or amend each award, and allow a participant to defer the receipt of payment of cash or the delivery of shares that otherwise would be due to such participant under an award. The administrator’s decisions, interpretations and other actions are final and binding on all participants and will be given the maximum deference permitted by applicable law. Notwithstanding the powers of the administrator, the administrator may not institute an exchange program.

Stock Options

Stock options may be granted under the 2021 Plan. The exercise price of options granted under the 2021 Plan generally must be equal to at least 100% of the fair market value of a Company ordinary share on the date of grant. However, an exception may be made for any options that are granted in substitution for options held by award holders of companies that the Company acquires in a manner consistent with Section 424(a) of the Internal Revenue Code. The term of an option may not exceed ten years. With respect to any participant who owns more than 10% of the voting power of all classes of the Company’s (or any of its parent’s or subsidiary’s) outstanding shares, the term of an incentive stock option granted to such participant must not exceed five years and the per share exercise price must equal at least 110% of the fair market value of an ordinary share of the Company on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, certain ordinary shares of the Company, cashless exercise, net exercise, as well as other types of consideration permitted by applicable law. Options will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement. After the cessation of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her award agreement. In the absence of a specified time in an award agreement, if such cessation is due to death or disability, the option will remain exercisable for twelve months following the cessation of service. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for ninety days following the cessation of service. An option, however, may not be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the terms of options. An award agreement may provide for an extension of a post-service exercise period upon a cessation of service for reasons other than death or disability if the exercise of the option following such cessation of service would result in liability under Section 16(b) of the Exchange Act or would violate the registration requirements under the U.S. Securities Act of 1933, as amended.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of Company ordinary shares between the date of grant and the exercise date. The term of a stock appreciation right may not exceed ten years. After the cessation of service of an employee, director or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her stock appreciation rights agreement. The terms and conditions relating to the maximum term and the period of exercise following a cessation of service with respect to options described above also apply to stock appreciation rights. Subject to the provisions of the 2021 Plan, the administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash or with ordinary shares of the Company, or a combination of both, except that the per-share exercise price for the shares that will be used to determine the amount of payment or number of shares to be issued pursuant to the exercise of a stock appreciation right generally will be no less than 100% of the fair market value per share on the date of grant.

Restricted Stock

Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of ordinary shares of the Company that may have vesting requirements under any such terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2021 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever vesting conditions (if any) it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us). The administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Shares of restricted stock that do not vest are subject to the right of repurchase or forfeiture.

Restricted Stock Units

Restricted stock units (or “RSUs”) may be granted under the 2021 Plan. Each restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one ordinary share of the Company. Subject to the provisions of the 2021 Plan, the administrator determines the terms and conditions of restricted stock units, including any vesting criteria and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned restricted stock units in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance Awards

Performance awards may be granted under the 2021 Plan. Performance awards are awards that may be earned in whole or in part on the attainment of performance goals or other vesting criteria that the administrator may determine, and that may be denominated in cash or stock. Each performance award will have an initial value that is determined by the administrator. Subject to the terms and conditions of the 2021 Plan, the administrator determines the terms and conditions of performance awards, including any vesting criteria and form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned performance awards in the form of cash, shares, or a combination of both. Notwithstanding the foregoing, the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non-Employee Directors

All outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the 2021 Plan. The 2021 Plan provides that in any given fiscal year of ours, no outside director may be granted any equity awards (including equity awards under the 2021 Plan) (the value of which will be based on their grant date fair value) and be provided any cash retainers or fees for service as an outside director in amounts that, in the aggregate, exceed $500,000, provided that in the Company’s fiscal year of the individual’s initial service as a non-employee director, such amount is increased to $1,000,000. For the purposes of this maximum limit provision, the grant date fair values of awards granted under the 2021 Plan will be determined according to U.S. GAAP. Any awards or other compensation provided to an individual for his or her services as an employee or a consultant (other than an outside director), will not count toward this limit. This maximum limit provision does not reflect the intended size of any potential grants or a commitment to make grants to the outside directors under the 2021 Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2021 Plan generally will not allow for the transfer of awards other than by will or the laws of descent and distribution, and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Dissolution or Liquidation

If there is a proposed liquidation or dissolution of the Company, the administrator will notify participants at such time before the effective date of such event as the administrator determines and all awards, to the extent that they have not been previously exercised, will terminate immediately before the consummation of such event.

Merger or Change in Control

The 2021 Plan provides that in the event of the Company’s merger with or into another corporation or other entity or change in control, as defined in the 2021 Plan, each outstanding award will be treated as the administrator determines, without a participant’s consent. The administrator may provide that awards granted under the 2021 Plan will be assumed or substituted by substantially equivalent awards, be terminated immediately before the merger or change in control, become vested and exercisable or payable and be terminated in connection with the merger or change in control, be terminated in exchange for cash, other property or other consideration or any combination of the above. The administrator is not required to treat all awards, all awards held by a participant, all portions of awards, or all awards of the same type, similarly.

If a successor corporation or its parent or subsidiary does not assume or substitute for any outstanding award (or a portion of such award), then such award (or its applicable portion) will fully vest, all restrictions on such award (or its applicable portion) will lapse, all performance goals or other vesting criteria applicable to such award (or its applicable portion) will be deemed achieved at 100% of target levels and such award (or its applicable portion) will become fully exercisable, if applicable, for a specified period before the transaction, unless specifically provided otherwise under the applicable award agreement or other written agreement with the participant authorized by the administrator. The award (or its applicable portion) will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not assumed or substituted, the administrator will notify the participant that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period.

If awards granted to a non-employee director while such individual was a non-employee director are assumed or substituted for in the merger or change in control and the service of such non-employee director is terminated (other than upon his or her voluntary resignation that does not include a resignation at the request of the acquirer) on or following the merger or change in control, all such awards will fully vest, all restrictions on such awards will lapse, all performance goals or other vesting criteria applicable to such awards will be deemed achieved at 100% of target levels and such awards will become fully exercisable, if applicable, unless specifically provided otherwise under the applicable award agreement or other written agreement with the non-employee director authorized by the administrator.

Forfeiture and Clawback

In the event that the Company is required to restate its audited financial statements due to material noncompliance with any financial reporting requirement under the securities laws, each current or former executive officer participant shall be required to immediately repay the Company any compensation they received pursuant to awards granted under the 2021 Plan during the three-year period preceding the date upon which the Company is required to prepare the restatement that is in excess of what would have been paid to the executive officer participant under the restated financial statement, in accordance with Section 10D of the U.S. Securities Exchange Act of 1934, as amended, and any rules promulgated thereunder. Any amount required to be repaid under this provision will be determined by the administrator in its sole discretion, unless otherwise required by applicable laws.

In addition, awards will be subject to any clawback policy of which we are required to adopt pursuant to the listing standards of any national securities exchange or association on which Company securities are listed or as is otherwise required by applicable laws, including our Compensation Recovery Policy adopted on November 28, 2023. The administrator may require a participant to forfeit or return to us, or reimburse us for, all or a portion of the award and any amounts paid under the award in order to comply with any such clawback policy or with applicable laws. The administrator also may specify in an award agreement that the participant’s rights, payments and benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events.

Amendment or Termination

Our Board initially approved the 2021 Plan on April 12, 2021, and the 2021 Plan became effective on June 17, 2021, which was the date that the 2021 Plan was approved by the shareholders of the Company. The 2021 Plan, as amended and restated, will become effective upon the date on which it is approved by the shareholders of the Company. The 2021 Plan will continue in effect for a term of ten years from the date of the original adoption of the 2021 Plan by the Board, unless terminated earlier by the administrator. In addition, the administrator will have the authority to amend, suspend, or terminate the 2021 Plan or any part of the 2021 Plan, at any time and for any reason, but such action generally may not materially impair the rights of any participant without his or her written consent.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2021 Plan. The summary is based on existing U.S. laws and regulations as of April 1, 2026, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or non-U.S. country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant or exercise of an option that qualifies as an incentive stock option under Section 422 of the Internal Revenue Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the date of exercise of the option, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise of the option (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a gain (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized with respect to the share disposition, there will be no ordinary income, and such loss will be a capital loss.

For purposes of the alternative minimum tax, the difference between the fair market value of the shares over the option exercise price on the date of exercise of the option is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise (unless the shares are disposed of in the same year as the option exercise). In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits.

Nonstatutory Stock Options

A participant generally recognizes no taxable income for ordinary income tax purposes as a result of the grant of such an option. However, upon exercising the option, the participant generally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale or other disposition of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss.

Stock Appreciation Rights

In general, no taxable income for ordinary income tax purposes is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant, pursuant to Section 83(b) of the Internal Revenue Code, may elect to accelerate the ordinary income tax event to the date of acquisition of the shares by filing an election with the IRS generally no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards and Performance Awards

There generally are no immediate tax consequences of receiving an award of restricted stock units or a performance award. A participant who is granted restricted stock units or performance awards generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the time of settlement. If the participant is an employee, generally such ordinary income is subject to withholding of income taxes, and certain employment tax withholdings also would apply to the shares that vest. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Section 409A

Section 409A of the Internal Revenue Code provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards with a deferral feature to a participant subject to U.S. income tax will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Medicare Surtax

In addition, a participant’s annual “net investment income,” as defined in Section 1411 of the Internal Revenue Code, may be subject to a 3.8% U.S. federal surtax. Net investment income may include capital gain and/or loss arising from the disposition of ordinary shares of the Company issued pursuant to awards under the 2021 Plan. Whether a participant’s net investment income will be subject to this surtax will depend on the participant’s level of annual income and other factors.

Tax Effect for the Company

The Company generally will be entitled to a tax deduction in connection with an award under the 2021 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Internal Revenue Code. Special rules limit the deductibility of compensation paid to the Company’s chief executive officer and certain “covered employees” as determined under Section 162(m) of the Internal Revenue Code and applicable guidance. Under Section 162(m) of the Internal Revenue Code, the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO AWARDS UNDER THE 2021 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR NON-U.S. COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director or consultant may receive under the 2021 Plan, as amended and restated, is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth the aggregate number of ordinary shares subject to restricted stock units and performance-based restricted stock units (at the target number of shares awarded) granted under the 2021 Plan to our NEOs and the below-listed groups during the last fiscal year (no other types of awards were granted to such individuals during the last fiscal year). As of April 1, 2026, the closing price of an ordinary share of the Company as reported on the Nasdaq Global Select Market was $51.08.

Name of Individual or Group	Number of Shares of Restricted Stock Units Granted	Number of Shares of Performance – Based Restricted Stock Units Granted (at Target)	Dollar Value of Restricted Stock Units and Performance-Based Restricted Stock Units(1)
Feng-Ming (Fermi) Wang, Chairman of the Board of Directors, President and Chief Executive Officer	39,120	39,120	$5,933,330
Leslie Kohn, Chief Technology Advisor and Former Chief Technology Officer and Director	19,560	19,560	$2,966,665
John Young, Chief Financial Officer	12,388	12,388	$1,878,888
Chan W. Lee, Chief Operating Officer	18,256	18,256	$2,768,888
Chi-Hong (John) Ju, Sr. Vice President, Systems	12,388	12,388	$1,878,888
All executive officers, as a group	107,580	107,580	$16,316,659
All directors who are not executive officers, as a group	17,430	—	$1,350,101
All employees who are not executive officers, as a group	1,141,494	—	$85,055,525

(1)	Reflects the aggregate grant date fair value of the equity awards computed in accordance with FASB ASC Topic 718.

Resolution

We ask that you vote “FOR” the following resolution:

RESOLVED, that the amendment and restatement of the Ambarella, Inc. 2021 Equity Incentive Plan be confirmed, ratified and approved in all respects.

Vote Required

Approval of the 2021 Plan, as amended and restated, requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Abstentions and broker non-votes, although counted toward the quorum requirement, will not be counted towards the vote total for this proposal. Unless otherwise indicated, proxies received will be voted “FOR” ratification of this proposal will have no effect.

The Board recommends a vote FOR the approval of the 2021 Equity Incentive Plan, as amended and restated.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers, and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based solely on our review of copies of such forms that we have received, or written representations from reporting persons, we believe that during the fiscal year ended January 31, 2026, all executive officers, directors and greater than 10% stockholders complied with all applicable SEC filing requirements, except for a Form 4 filing for each of Mr. Chen, Mr. Young, Mr. Lee, Mr. Kohn, Mr. Ju, and Dr. Wang (“Filers”) in connection with one transaction related to restricted stock unit awards granted on February 28, 2025 for each Filer that was filed on March 7, 2025 due to an administrative error.

SHAREHOLDER PROPOSALS FOR THE 2027 ANNUAL MEETING OF SHAREHOLDERS

If a shareholder wishes to present a proposal to be included in our Proxy Statement for the 2027 Annual Meeting of Shareholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by the Secretary no later than January 15, 2027. Proposals we receive after that date will not be included in the Proxy Statement. We urge shareholders to submit proposals by Certified Mail—Return Receipt Requested.

A shareholder proposal not included in our proxy statement for the 2027 Annual Meeting of Shareholders will be ineligible for presentation at the 2027 Annual Meeting of Shareholders unless the shareholder gives timely notice of the proposal in writing to the Secretary of Ambarella at the principal executive offices of Ambarella. Under our articles of association, in order for a matter to be deemed properly presented by a shareholder, timely notice must be delivered to, or mailed and received by, us not more than one hundred twenty (120) days nor less than ninety (90) days in advance of the one-year anniversary of the date of our proxy statement provided in connection with the previous year’s annual meeting of shareholders, January 15, 2027 and February 14, 2027, respectively, for the 2027 Annual Meeting of Shareholders; provided, however, that in the event that we did not hold an Annual Meeting in the prior year or if the date of the Annual Meeting is more than 30 days before or after the anniversary date of the prior year’s Annual Meeting, we must receive the shareholder’s notice not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of 90 days prior to the Annual Meeting and the 10th day after the day we provided such public disclosure of the meeting date.

The shareholder’s notice must set forth, as to each proposed matter, the following: (a) a brief description of the business desired to be brought before the meeting and reasons for conducting such business at the meeting; (b) the name and address, as they appear on our books, of the shareholder proposing such business; (c) the class and number of shares of our securities that are beneficially owned by the shareholder; (d) any material interest of the shareholder in such business; and (e) any other information that is required to be provided by such shareholder pursuant to our articles of association or the proxy proposal submission rules of the SEC. Additional requirements relating to shareholder nominations of individuals to stand for election to the Board at our annual meeting of shareholders may be found above in “Information Regarding the Board of Directors and Corporate Governance—Director Nominations.” In addition, any notice of director nomination submitted must include the additional information required by Rule 14a-19(b) under the Exchange Act. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

HOUSEHOLDING OF PROXY MATERIALS

To reduce the expense of delivering duplicate proxy materials to shareholders who may have more than one account holding the Company’s ordinary shares but who share the same address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain shareholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability for our proxy materials until such time as one or more of these shareholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you are a registered shareholder and you receive a single copy of the Notice of Internet Availability as a result of householding, and you would like to have separate copies mailed to you, or if you receive multiple copies and would like to receive a single copy, you may submit a request in the following manners:

by internet:	go to www.envisionreports.com/AMBA

by phone:	call 1-866-641-4276

by email:	send an email to investorvote@computershare.com with “Proxy Materials Ambarella Inc.” in the subject line. Include your full name and address, as well as the unique ID number found on your Shareholder Meeting Notice.

Shareholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 26, 2026

The notice of annual meeting, proxy statement and annual report are available at www.edocumentview.com/AMBA. If you are a shareholder of record, you also may view these materials at http://www.envisionreports.com/AMBA.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

MICHAEL MOREHEAD

General Counsel and Secretary

May 15, 2026

Annex A

AMBARELLA, INC.

AMENDED AND RESTATED 2021 EQUITY INCENTIVE PLAN

1. Purposes of the Plan. The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Performance Awards.

2. Definitions. As used herein, the following definitions will apply:

2.1 “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

2.2 “Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards, including but not limited to the related issuance of Ordinary Shares, including but not limited to, under U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock or share exchange or quotation system on which the Ordinary Shares are listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.

2.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Performance Awards.

2.4 “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Change in Control” means the occurrence of any of the following events:

(a) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the shares of the Company that, together with the shares held by such Person, constitutes more than fifty percent (50%) of the total voting power of the shares of the Company; provided, however, that for purposes of this subsection (a), the acquisition of additional shares by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the shares of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the shares of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change in Control. Further, if the shareholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting shares immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the shares of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

(b) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(c) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (i) a transfer to an entity that is controlled by the Company’s shareholders immediately after the transfer, or (ii) a transfer of assets by the Company to: (A) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s shares, (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding shares of the Company, or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c)(ii)(C). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 2.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of shares, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (x) its sole purpose is to change the jurisdiction of the Company’s incorporation, or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.7 “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation or other formal guidance of general or direct applicability promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.8 “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or by a duly authorized committee of the Board, in accordance with Section 4 hereof.

2.9 “Company” means Ambarella, Inc., a Cayman Islands corporation, or any successor thereto.

2.10 “Consultant” means any natural person, including an advisor, engaged by the Company or any of its Parent or Subsidiaries to render bona fide services to such entity, provided the services (a) are not in connection with the offer or sale of securities in a capital-raising transaction, and (b) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.

2.11 “Director” means a member of the Board.

2.12 “Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

2.13 “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

2.14 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

2.15 “Exchange Program” means a program under which (a) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (b) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (c) the exercise price of an outstanding Award is reduced.

2.16 “Fair Market Value” means, as of any date and unless the Administrator determines otherwise, the value of Ordinary Shares determined as follows:

(a) If the Ordinary Shares are listed on any established stock or share exchange or a national market system, including without limitation the New York Stock Exchange or the Nasdaq Global Select Market, the Nasdaq Global Market, or the Nasdaq Capital Market of The Nasdaq Stock Market, its Fair Market Value will be the closing sales price for such shares (or, if no closing sales price was reported on that date, as applicable, on the last Trading Day such closing sales price was reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Ordinary Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Ordinary Shares on the day of determination (or, if no bids and asks were reported on that date, as applicable, on the last Trading Day such bids and asks were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Ordinary Shares, the Fair Market Value will be determined in good faith by the Administrator.

In addition, for purposes of determining the fair market value of shares for any reason other than the determination of the exercise price of Options or Stock Appreciation Rights, fair market value will be determined by the Administrator in a manner compliant with Applicable Laws and applied consistently for such purpose. The determination of fair market value for purposes of tax withholding may be made in the Administrator’s sole discretion subject to Applicable Laws and is not required to be consistent with the determination of fair market value for other purposes.

2.17 “Fiscal Year” means the fiscal year of the Company.

2.18 “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.

2.19 “Inside Director” means a Director who is an Employee.

2.20 “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

2.21 “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.22 “Option,” “Stock Option,” or “Share Option” means an option to purchase Shares granted pursuant to the Plan.

2.23 “Ordinary Shares” shall mean the Ordinary Shares of the Company.

2.24 “Outside Director” means a Director who is not an Employee.

2.25 “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).

2.26 “Participant” means the holder of an outstanding Award.

2.27 “Performance Awards” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which may be cash- or share-denominated and may be settled for cash, Shares or other securities or a combination of the foregoing granted pursuant to Section 10.

2.28 “Period of Restriction” means the period (if any) during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

2.29 “Plan” means this 2021 Equity Incentive Plan.

2.30 “Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

2.31 “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

2.32 “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

2.33 “Section 16b” means Section 16(b) of the Exchange Act.

2.34 “Section 409A” means Code Section 409A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.35 “Section 457A” means Code Section 457A and the U.S. Treasury Regulations and guidance thereunder, and any applicable state law equivalent, as each may be promulgated, amended or modified from time to time.

2.36 “Securities Act” means the U.S. Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

2.37 “Service Provider” means an Employee, Director or Consultant.

2.38 “Share” means an Ordinary Share, as adjusted in accordance with Section 15 of the Plan.

2.39 “Stock Appreciation Right,” “Share Appreciation Right,” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 7 is designated as a Stock Appreciation Right.

2.40 “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

2.41 “Trading Day” means a day that the primary stock or share exchange, national market system, or other trading platform, as applicable, upon which the Ordinary Shares are listed (or otherwise trades regularly, as determined by the Administrator, in its sole discretion), is open for trading.

2.42 “U.S. Treasury Regulations” means the Treasury Regulations of the Code. Reference to a specific Treasury Regulation or Section of the Code will include such Treasury Regulation or Section, any valid regulation promulgated under such Section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

3. Shares Subject to the Plan.

3.1 Shares Subject to the Plan. Subject to adjustment upon changes in capitalization of the Company as provided in Section 15, the maximum aggregate number of Shares that may be subject to Awards and issued under the Plan will be equal to (a) 5,850,000 Shares plus (b) (i) any Shares subject to awards granted under the Company’s 2012 Equity Incentive Plan (the “Prior Plan”) that, after the date the Prior Plan is terminated, are cancelled, expire or otherwise terminate without having been exercised in full or are forfeited to or repurchased by the Company due to failure to vest, and (ii) any Shares that, as of immediately prior to the termination of the Prior Plan, have been reserved but not issued pursuant to any awards granted under the Prior Plan and are not subject to any awards thereunder, with the maximum number of Shares to be added to the Plan pursuant to clause (b) equal to 6,834,208 Shares. In addition, Shares may become available for issuance under Section 3.2. The Shares may be authorized but unissued, or reacquired Ordinary Shares.

3.2 Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Awards is forfeited to or repurchased by the Company due to the failure to vest, the unpurchased Shares (or for Awards other than Options or Stock Appreciation Rights the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights that are settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units or Performance Awards are repurchased by the Company or are forfeited to the Company due to the failure to vest, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3.1, plus, to the extent allowable under Code Section 422 and the U.S. Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to Section 3.2.

3.3 Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.	Administration of the Plan.

4.1 Procedure.

4.1.1 Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.

4.1.2 Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

4.1.3 Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which Committee will be constituted to comply with Applicable Laws.

4.2 Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(a) to determine the Fair Market Value;

(b) to select the Service Providers to whom Awards may be granted hereunder;

(c) to determine whether and to what extent Awards are granted hereunder;

(d) to determine the number of Shares or dollar amounts to be covered by each Award granted hereunder;

(e) to approve forms of Award Agreements for use under the Plan;

(f) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto (including but not limited to, temporarily suspending the exercisability of an Award if the Administrator deems such suspension to be necessary or appropriate for administrative purposes or to comply with Applicable Laws, provided that such suspension must be lifted prior to the expiration of the maximum term and post-termination exercisability period of an Award), based in each case on such factors as the Administrator will determine;

(g) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(h) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of facilitating compliance with applicable non-U.S. laws, easing the administration of the Plan or for qualifying for favorable tax treatment under applicable non-U.S. laws;

(i) to modify or amend each Award (subject to Sections 4.3 and 20.3), including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option or Stock Appreciation Right (subject to Sections 6.4 and 7.5);

(j) to allow Participants to satisfy tax withholding obligations in a manner prescribed in Section 16;

(k) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(l) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such Participant under an Award; and

(m) to make all other determinations deemed necessary or advisable for administering the Plan.

4.3 No Exchange Program or Repricing. Notwithstanding the powers of the Administrator set forth herein, the Administrator will not be permitted to implement an Exchange Program.

4.4 Dividends. With respect to any Options and Stock Appreciation Rights, until the Shares are issued (as evidenced by the appropriate entry in the Register of Members of the Company or on the books of the Company or of a duly authorized transfer agent or registrar of the Company, as applicable) thereunder, no right to receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to such Award, including without limitation notwithstanding any exercise of such Award. Further, no adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued under an Option or Stock Appreciation Right, except as provided in Section 15 of the Plan. During any applicable Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise; provided, however, that any such dividends or distributions payable with respect to such Shares will be subject to the same restrictions on transferability and/or forfeitability as the Shares of Restricted Stock with respect to which they were paid. With respect to Awards of Restricted Stock Units and Performance Awards, until the Shares are issued (as evidenced by the appropriate entry in the Register of Members of the Company or on the books of the Company or a duly authorized transfer agent of the Company, as applicable), no right to receive dividends or any other rights as a shareholder will exist with respect to the Shares subject to such Award, unless determined otherwise by the Administrator; provided, however, that any such dividends or distributions that the Administrator determines will be payable with respect to such Shares will be subject to the same vesting criteria and forfeitability provisions as the Shares subject to such Award with respect to which they were paid. For the avoidance of doubt, the number of Shares available for issuance under the Plan will not be reduced to reflect any dividends or other distributions that are reinvested into additional Shares or credited as additional Shares subject to or paid with respect to an Award.

4.5 Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards and will be given the maximum deference permitted by Applicable Laws.

5. Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, and Performance Awards may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

6. Stock Options.

6.1 Grant of Options. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Options to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

6.2 Option Agreement. Each Award of an Option will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the number of Shares subject to the Option, the exercise restrictions, if any, applicable to the Option, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

6.3 Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or

Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6.3, Incentive Stock Options will be taken into account in the order in which they were granted, the Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted, and calculation will be performed in accordance with Code Section 422 and the U.S. Treasury Regulations promulgated thereunder.

6.4 Term of Option. The term of each Option will be stated in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. In the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns shares representing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

6.5 Option Exercise Price and Consideration.

6.5.1 Exercise Price. The per Share exercise price for the Shares to be issued pursuant to the exercise of an Option will be determined by the Administrator, but will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who owns shares representing more than ten percent (10%) of the voting power of all classes of shares of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6.5.1, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).

6.5.2 Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

6.5.3 Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (a) cash (including cash equivalents); (b) check; (c) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided further that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (d) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (e) by net exercise; (f) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws, or (g) any combination of the foregoing methods of payment. In making its determination as to the type of consideration to accept, the Administrator will consider if acceptance of such consideration may be reasonably expected to benefit the Company.

6.6 Exercise of Option.

6.6.1 Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable tax withholdings). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

6.6.2 Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option, to the extent that the Option is vested on the date of termination, within ninety (90) days of termination, or such shorter or longer period of time, as is specified in the Award Agreement or in writing by the Administrator, in each case, in no event later than the expiration of the term of such Option as set forth in the Award Agreement. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.3 Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within twelve (12) months of termination, or such longer or shorter period of time as is specified in the Award Agreement or in writing by the Administrator (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent the Option is vested on the date of termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after cessation of the Participant’s Service Provider status, the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.4 Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised within twelve (12) months following the Participant’s death, or within such longer or shorter period of time as is specified in the Award Agreement or in writing by the Administrator (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement) to the extent that the Option is vested on the date of death, by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to the Participant’s death in a form (if any) acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution (each, a “Legal Representative”). If the Option is exercised pursuant to this Section 6.6.4, Participant’s designated beneficiary or Legal Representative shall be subject to the terms of this Plan and the Award Agreement, including but not limited to the restrictions on transferability and forfeitability applicable to the Service Provider. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

6.6.5 Tolling Expiration. A Participant’s Award Agreement may also provide that:

(a) if the exercise of the Option following the cessation of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under

Section 16b, then the Option will terminate on the earlier of (i) the expiration of the term of the Option set forth in the Award Agreement, or (ii) the tenth (10th) day after the last date on which such exercise would result in liability under Section 16b; or

(b) if the exercise of the Option following the cessation of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of thirty (30) days after the cessation of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

7. Stock Appreciation Rights.

7.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

7.2 Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to any Award of Stock Appreciation Rights.

7.3 Exercise Price and Other Terms. The per Share exercise price for the Shares that will determine the amount of the payment to be received upon exercise of a Stock Appreciation Right as set forth in Section 7.6 will be determined by the Administrator and will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

7.4 Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

7.5 Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 6.4 relating to the maximum term and Section 6.6 relating to exercise also will apply to Stock Appreciation Rights.

7.6 Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(b) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

8. Restricted Stock.

8.1 Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

8.2 Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction (if any), the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

8.3 Transferability. Except as provided in this Section 8 or as the Administrator determines, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

8.4 Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

8.5 Removal of Restrictions. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

8.6 Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

8.7 Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

9. Restricted Stock Units.

9.1 Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. After the Administrator determines that it will grant Restricted Stock Units, it will advise the Participant in an Award Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

9.2 Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion.

9.3 Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

9.4 Form and Timing of Payment. Payment of earned Restricted Stock Units will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

9.5 Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

10. Performance Awards.

10.1 Award Agreement. Each Performance Award will be evidenced by an Award Agreement that will specify any time period during which any performance objectives or other vesting provisions will be measured (“Performance Period”), and such other terms and conditions as the Administrator determines. Each Performance Award will have an initial value that is determined by the Administrator on or before its date of grant.

10.2 Objectives or Vesting Provisions and Other Terms. The Administrator will set any objectives or vesting provisions that, depending on the extent to which any such objectives or vesting provisions are met, will determine the value of the payout for the Performance Awards. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

10.3 Earning Performance Awards. After an applicable Performance Period has ended, the holder of a Performance Award will be entitled to receive a payout for the Performance Award earned by the Participant over the Performance Period. The Administrator, in its discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Award.

10.4 Form and Timing of Payment. Payment of earned Performance Awards will be made at the time(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may settle earned Performance Awards in cash, Shares, or a combination of both.

10.5 Cancellation of Performance Awards. On the date set forth in the Award Agreement, all unearned or unvested Performance Awards will be forfeited to the Company, and again will be available for grant under the Plan.

11. Outside Director Award Limitations. No Outside Director may be granted, in any Fiscal Year, Awards (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and be provided any cash retainers for service as an Outside Director in amounts that, in the aggregate, exceed $500,000, provided that such amount is increased to $1,000,000 in the Fiscal Year of his or her initial service as an Outside Director. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, will be excluded for purposes of this Section 11.

12. Compliance With Section 409A and Exemption from Section 457A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, and, if applicable, to be exempt from the application of Section 457A, in each case except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to be exempt from or meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent (including with respect to any ambiguities or ambiguous terms), except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless a Participant (or any other person) in respect of Awards, for any taxes, penalties or interest that may be imposed on, or other costs incurred by, Participant (or any other person) as a result of Section 409A or Code Section 457A and the U.S. Treasury Regulations promulgated thereunder.

13. Leaves of Absence/Transfer Between Locations; Part-Time Service. Unless the Administrator provides otherwise or as otherwise required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (a) any leave of absence approved by the Company (or the Parent or Subsidiary of the Company employing or engaging the Participant) or (b) transfers between locations of the Company or between the Company, its Parent, or any of its Subsidiaries. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave, any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option. If the Administrator so provides, if as a condition to being permitted to work on a less than full-time basis, to the extent permitted by Applicable Laws, the Participant agrees that any service-based vesting of Awards granted hereunder shall be extended on a proportionate basis in connection with such transition to a less than a full-time basis, vesting shall be adjusted in accordance with such agreement. In such event, if the Administrator so provides, such vesting shall be proportionately readjusted prospectively in the event that the Participant subsequently becomes regularly scheduled to work additional hours of service.

14. Limited Transferability of Awards. Unless determined otherwise by the Administrator, Awards may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution (which, for purposes of clarification, shall be deemed to include through a beneficiary designation if available in accordance with Section 6.6), and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

15. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

15.1 Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share or stock split, reverse share or stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of shares that may be delivered under the Plan and/or the number, class, and price of shares covered by each outstanding Award, and numerical Share limits in Section 3.

15.2 Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

15.3 Merger or Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines (subject to the provisions of the following paragraph) without a Participant’s consent, including, without limitation, that (a) Awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (b) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change in Control; (c) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change in Control, and, to the extent the Administrator determines, terminate upon or immediately prior to the effectiveness of such merger or Change in Control; (d) (i) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (ii) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion; or (e) any combination of the foregoing. In taking any of the actions permitted under this Section 15.3, the Administrator will not be obligated to treat all Awards, all Awards held by a Participant, all Awards of the same type, or all portions of Awards, similarly.

In the event that the successor corporation does not assume the Award (or portion thereof) as described below, or substitute for the Award (or portion thereof) as described above, the Participant will fully vest in and have the right to exercise his or her outstanding Options and Stock Appreciation Rights (or portions thereof) not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, and Performance Awards (or portions thereof) not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, in each case, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable. In addition, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable, if an Option or Stock Appreciation Right (or portion thereof) is not assumed or substituted in the event of a merger or Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right (or its applicable portion) will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right (or its applicable portion) will terminate upon the expiration of such period.

For the purposes of this Section 15.3 and Section 15.4 below, an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change in Control, the consideration (whether shares, cash, or other securities or property) received in the merger or Change in Control by holders of Ordinary Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change in Control is not solely ordinary shares or common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Award, for each Share subject to such Award, to be solely ordinary shares or common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Ordinary Shares in the merger or Change in Control.

Notwithstanding anything in this Section 15.3 to the contrary, an Award that vests, is earned or paid out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent, in all cases, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Subsidiaries or Parents, as applicable; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

Notwithstanding anything in this Section 15.3 to the contrary, and unless otherwise provided in an Award Agreement, if an Award that vests, is earned or paid-out under an Award Agreement is subject to Section 409A and if the change in control definition contained in the Award Agreement (or other agreement related to the Award, as applicable) does not comply with the definition of “change in control” for purposes of a distribution under Section 409A, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A without triggering any penalties applicable under Section 409A.

15.4 Outside Director Awards. With respect to Awards granted to an Outside Director while such individual was an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Outside Director will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which otherwise would not be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met, unless specifically provided otherwise under the applicable Award Agreement or other written agreement authorized by the Administrator between the Participant and the Company or any of its Parent or Subsidiaries, as applicable.

16. Tax Withholding.

16.1 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholdings are due, the Company (or any of its Parent, Subsidiaries, or affiliates employing or retaining the services of a Participant, as applicable) will have the power and the right to deduct or withhold, or require a Participant to remit to the Company (or any of its Parent, Subsidiaries, or affiliates, as applicable) or a relevant tax authority, an amount sufficient to satisfy U.S. federal, state, local, non-U.S., and other taxes (including the Participant’s FICA obligation) required to be withheld or paid with respect to such Award (or exercise thereof).

16.2 Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax liability or withholding obligation, in whole or in part by such methods as the Administrator shall determine, including, without limitation, (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (c) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld or paid, (e) such other consideration and method of payment for the meeting of tax liabilities or withholding obligations as the Administrator may determine to the extent permitted by Applicable Laws, or (f) any combination of the foregoing methods of payment. The amount of the withholding obligation will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company or its Subsidiaries or Parents, as applicable, nor will they interfere in any way with the Participant’s right or the right of the Company and its Subsidiaries or Parents, as applicable, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18. Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19. Term of Plan. Subject to Section 23 of the Plan, the Plan will become effective upon the date on which the Company’s shareholders approve the Plan. The Plan will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 20 of the Plan.

20. Amendment and Termination of the Plan.

20.1 Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.

20.2 Shareholder Approval. The Company will obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

20.3 Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless (i) mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company, (ii) as the Administrator deems necessary or appropriate to clarify the manner of exemption from Section 409A or compliance with any requirements necessary to avoid the imposition of additional tax or interest under Code Section 409A(a)(1)(B), or (iii) to comply with other Applicable Laws. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

21. Conditions Upon Issuance of Shares.

21.1 Legal Compliance. The Company will make good faith efforts to comply with all Applicable Laws related to the issuance of Shares. Shares will not be issued pursuant to an Award, including without limitation upon exercise or vesting thereof, as applicable, unless the issuance and delivery of such Shares and exercise or vesting of the Award, as applicable, will comply with Applicable Laws. If required by the Administrator, issuance will be further subject to the approval of counsel for the Company with respect to such compliance. If the Company determines it to be impossible or impractical to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any Applicable Laws, registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the U.S. Securities and Exchange Commission, the stock or share exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, the Company will be relieved of any liability regarding the failure to issue or sell such Shares as to which such authority, registration, qualification or rule compliance was not obtained and the Administrator reserves the authority, without the consent of a Participant, to terminate or cancel Awards with or without consideration in such a situation.

21.2 Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21.3 Failure to Accept Award. If a Participant has not accepted an Award to the extent such acceptance has been requested or required by the Company or has not taken all administrative and other steps (e.g., setting up an account with a broker designated by the Company) necessary for the Company to issue Shares upon the vesting, exercise, or settlement of the Award prior to the first date the Shares subject to such Award are scheduled to vest, then the portion of the Award scheduled to vest on such date will be cancelled on such date and such Shares subject to the Award immediately will revert to the Plan for no additional consideration unless otherwise provided by the Administrator.

22. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. state or federal law or non-U.S. law or under the rules and regulations of the Securities and Exchange Commission, the stock or share exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23. Shareholder Approval. The Plan will be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such shareholder approval will be obtained in the manner and to the degree required under Applicable Laws.

24. Forfeiture Events.

24.1 In the event that the Company is required to restate its audited financial statements due to material noncompliance with any financial reporting requirement under the securities laws, each current or former executive officer Participant shall be required to immediately repay the Company any compensation they received pursuant to Awards hereunder during the three-year period preceding the date upon which the Company is required to prepare the restatement that is in excess of what would have been paid to the executive officer Participant under the restated financial statement, in accordance with Section 10D of the Exchange Act and any rules promulgated thereunder. Any amount required to be repaid hereunder shall be determined by the Administrator in its sole discretion, unless otherwise required by Applicable Laws, and shall be binding on all current and former executive officer Participants.

24.2 Notwithstanding any provisions to the contrary under this Plan, all Awards granted under the Plan will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Laws (the “Clawback Policy”). The Administrator may require a Participant to forfeit, return or reimburse the Company all or a portion of the Award and any amounts paid thereunder pursuant to the terms of the Clawback Policy or as necessary or appropriate to comply with Applicable Laws.

24.3 The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to the reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Unless this Section 24 specifically is mentioned and waived in an Award Agreement or other document, no recovery of compensation under a Clawback Policy or otherwise will constitute an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any Parent or Subsidiary of the Company.

*  *  *

MMMMMMMMMMMM MMMMMMMMM Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 2026 Annual Meeting Proxy Card q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. 1. Election of Directors: For Withhold For Withhold For Withhold 01—Gregory M. Bryant 02—D. Jeffrey Richardson 03—Elizabeth M. Schwarting 2. To ratify the appointment of PricewaterhouseCoopers LLP as For Against Abstain 3. To approve on a non-binding, advisory basis, the compensation For Against Abstain our independent registered public accounting firm for the fiscal of our named executive officers. year ending January 31, 2027. 4. To approve an amendment and restatement of the Ambarella, For Against Abstain Inc. 2021 Equity Incentive Plan. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 UPX 688468 04AG2B

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.edocumentview.com/AMBA q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy — Ambarella, Inc. Notice of 2026 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — June 26, 2026 Feng-Ming (Fermi) Wang, John A. Young, Michael Morehead (the Proxies), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Ambarella, Inc. to be held on June 26, 2026 or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner as directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendation of the Board of Directors as described on the reverse side. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side)